UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

Prudential Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Prudential Financial, Inc.

751 Broad Street, Newark NJ 07102

March 22, 2007

Dear Fellow Shareholder:

On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of Shareholders of Prudential Financial, Inc. Your Company’s Annual Meeting will be held on May 8, 2007 at Prudential Financial’s Corporate Headquarters, 751 Broad Street, Newark, New Jersey 07102 at 2:00 p.m. The location is accessible to handicapped persons, and, upon request, we will provide wireless headsets for hearing amplification.

The Notice of Meeting and proxy statement describe the matters to be voted on at the meeting.

Your vote is important. We urge you to participate in Prudential Financial’s Annual Meeting, whether or not you plan to attend, by signing, dating and promptly mailing the enclosed proxy card. You may also vote by telephone or the Internet should you prefer. Regardless of the size of your investment, your vote is important, so please act at your earliest convenience. Finally, if you do plan to attend the meeting, you will need an admission ticket. Please refer to the instructions set forth in the Notice of Meeting, which follows this letter, or those attached to the proxy card.

We appreciate your participation, support and interest in the Company.

Sincerely,

Arthur F. Ryan

Chairman and Chief Executive Officer

Prudential Financial, Inc.

751 Broad Street, Newark NJ 07102

Notice of Annual Meeting of Shareholders

of Prudential Financial, Inc.

Date:	May 8, 2007

Time:	2:00 p.m.

Place:	Prudential Financial’s Corporate Headquarters 751 Broad Street Newark, NJ 07102

At the 2007 Annual Meeting, shareholders will act upon the following matters:

1.	Election of 12 directors for a term of one year;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2007; and

3.	Transaction of such other business as may properly come before the meeting.

Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying proxy statement.

Shareholders of record at the close of business on March 9, 2007 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Shareholders will need an admission ticket and valid photo identification to attend the Annual Meeting. If your shares are registered in book entry or certificate form through our Transfer Agent, Computershare, an admission ticket is attached to the enclosed proxy card. If your shares are not registered through Computershare, you need to bring proof of your share ownership to the meeting to receive an admission ticket. Please bring either a copy of your account statement or a letter from your broker, bank or other institution reflecting your share ownership as of March 9, 2007. Please note that the use of photographic and recording devices is prohibited in the building. For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

By Order of the Board of Directors,

Kathleen M. Gibson

Vice President, Secretary and Corporate Governance Officer

March 9, 2007

Your vote is important! Please take a moment to complete, sign, date and mail the proxy card in the accompanying envelope. If you prefer, you may also vote by telephone or the Internet. Please see the instructions attached to the proxy card. Your prompt cooperation will save your Company additional solicitation costs.

PRUDENTIAL FINANCIAL, INC.

2007 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Prudential Financial, Inc. (“Prudential Financial” or the “Company”) is providing this proxy statement and soliciting the accompanying form of proxy in connection with the Annual Meeting of Shareholders to be held on May 8, 2007 (the “Annual Meeting”) at 2:00 p.m. at Prudential Financial’s Corporate Headquarters, 751 Broad Street, Newark, New Jersey 07102, and at any adjournment or postponement thereof. The Notice of Meeting, this proxy statement, the enclosed proxy card and the enclosed Annual Report for 2006 were first sent to shareholders on or about March 22, 2007.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote?

You are entitled to vote or direct the voting of your Prudential Financial Common Stock if you were a shareholder on March 9, 2007, the record date for the Annual Meeting. Shareholders of our Class B Stock, as of March 9, 2007, are also entitled to vote their shares. On that date, 467,990,284 shares of Common Stock and 2,000,000 shares of Class B Stock were outstanding and entitled to notice of and to vote at the Annual Meeting. Each share of Prudential Financial Common Stock and Class B Stock is entitled to one vote, and the Common Stock and Class B Stock vote together as a single class on the matters submitted for a vote at this Annual Meeting.

Who Is the Holder of Record?

You may own shares of Common Stock either (1) directly registered in your name at our transfer agent, Computershare; or (2) indirectly through a broker, bank or other nominee.

If your shares are registered directly in your name at Prudential’s transfer agent, Computershare, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other nominee, these materials are being sent to you by or on behalf of that entity.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in one of the following ways:

Holders of Record

•	By Telephone. You can vote your shares by telephone, by calling 1-800-652-VOTE (8683). This toll-free number is also on the enclosed proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return the proxy card. Your vote by telephone must be received by 11:59 p.m. EDT, May 7, 2007.

•	By Internet. You can also vote on the Internet. The website address for Internet voting is www.investorvote.com and can also be found on the enclosed proxy card. Internet voting is available 24 hours a day. If you vote by Internet, you do not need to return the proxy card. Your vote by Internet must be received by 11:59 p.m. EDT, May 7, 2007.

•	By Mail. If you choose to vote by mail, mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 10:00 a.m. EDT, May 8, 2007, the date of the Annual Meeting.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You will need to have an admission ticket or other proof of ownership and valid photo identification with you at the Annual Meeting. Please refer to the instructions attached to the enclosed proxy card.

Shares Held by Brokers, Banks and Nominees

•	If your shares of Common Stock are held through a broker, bank or other nominee, you will receive instructions from that entity in connection with the voting of your shares.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other nominee to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

PRUDENTIAL FINANCIAL, INC.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of 50% of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority vote of the shares represented at the meeting. However, the Board’s Corporate Governance Principles and Practices provide that any Director who receives more votes “withheld” than votes “for” will tender his or her resignation for the consideration of the Committee. The Committee will then make a recommendation to the Board with respect to the offer of resignation.

To ratify the selection of the independent auditor, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the proxy card but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: “for” all the nominees for Director; and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2007.

A New York Stock Exchange (“NYSE”) member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. NYSE rules permit member brokers who do not receive instructions to vote on the election of Directors and the proposal to ratify the appointment of our independent auditor. Proxies that are counted as abstentions and any proxies returned by brokers as “non-votes” on behalf of shares held in street names (because beneficial owners’ discretion has been withheld) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

•	Sending written notice of revocation to the Secretary of Prudential Financial;

•	Submitting another timely and later dated proxy by mail or, prior to 11:59 p.m., EDT, on May 7, 2007, by telephone or Internet; or

•	Attending the 2007 Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Nominees

•	Contacting your broker, bank or other nominee to obtain instructions to revoke your proxy, change your vote or obtain a “legal proxy” will permit you to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Vote?

The Board of Directors has appointed IVS Associates, Inc. to act as the Inspector of Election at the 2007 Annual Meeting.

Who Is the Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Prudential Financial to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $30,000 plus reimbursement of expenses to be paid by the Company. In addition, our Directors, officers or employees, who will receive no additional compensation for soliciting, may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means.

2007 PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

At the Annual Meeting, 12 Directors are to be elected to hold office for a one-year term until the Annual Meeting of Shareholders to be held in 2008 and until their successors are duly elected or appointed.

Unless authority is withheld by the shareholder, it is the intention of persons named by Prudential Financial as proxies on its proxy card to vote “for” the nominees listed and, in the event that any nominees are unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” any substitutes selected by the Board of Directors. The name, age, principal occupation and other information concerning each Director is set forth below.

Each of the nominees currently is a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance and Business Ethics Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” all of the nominees.

Nominees for Director

Frederic K. Becker was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in June 1994. He has served as President of the law firm of Wilentz Goldman & Spitzer, P.A. since 1989 and has practiced law with the firm since 1960. Mr. Becker’s primary expertise is in the area of law. Age 71.

Gordon M. Bethune was elected as a Director of Prudential Financial in February 2005. Mr. Bethune joined Continental Airlines, Inc. (international commercial airline company) in February 1994 as President and Chief Operating
Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996. He retired from Continental on December 31, 2004. Prior to joining Continental, Mr. Bethune held senior management positions with The Boeing Company, Piedmont Airlines, Western Air Lines, Inc. and Braniff Airlines. Mr. Bethune’s primary expertise is in the area of business operations. Other Directorships include: Honeywell International, Inc., Sprint Nextel and Willis Group Holdings. Age 65.

Gaston Caperton was elected as a Director of Prudential Financial in June 2004. He has served as the President of The College Board (nonprofit membership association of schools, colleges, universities and other educational organizations) since 1999.
He was the founder and executive director of Columbia University’s Institute on Education & Government at Teachers College from 1997 to 1999 and a fellow at Harvard University’s John F. Kennedy Institute of Politics from 1996 to 1997. Mr. Caperton served as the Governor of West Virginia from 1988 to 1996. Prior to his governorship, Mr. Caperton was an entrepreneur in the insurance business and was one of the principal owners of a privately held insurance brokerage firm. Mr. Caperton’s areas of expertise include insurance, public policy and education. Other Directorships include: Owens Corning and United Bankshares, Inc. Age 67.

PRUDENTIAL FINANCIAL, INC.

Gilbert F. Casellas was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1998. He has been a member of the law firm of Mintz Levin Cohn Ferris Glovsky & Popeo, PC since
June 2005. He served as President of Casellas & Associates, LLC, a consulting firm, from 2001 to 2005. During 2001, he served as President and Chief Executive Officer of Q-linx, Inc. (software development). He served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) from January 1999 to December 2000. Mr. Casellas served as Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of the Air Force from 1993 to 1994. Mr. Casellas’ areas of expertise include law, public policy, investments and education. Age 54.

James G. Cullen was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1994. He served as the President and
Chief Operating Officer of Bell Atlantic Corporation (global telecommunications) from December 1998 until his retirement in June 2000. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998 and served as Vice Chairman of Bell Atlantic Corporation from 1995 to 1997. Mr. Cullen’s areas of expertise include business operations and sales and marketing. Other Directorships include: Agilent Technologies, Inc., Johnson & Johnson and NeuStar, Inc. Age 64.

William H. Gray III was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since September 1991. He has served as Chairman of the Amani Group (a government affairs firm) since
September 2004. He served as President and Chief Executive Officer of The College Fund/UNCF (philanthropic foundation) from 1991 until his retirement in 2004. Mr. Gray was a member of the U.S. House of Representatives from 1979 to 1991. Mr. Gray’s areas of expertise include public policy and education. Other Directorships include: Dell Inc., JP Morgan Chase & Co., Pfizer Inc. and Visteon Corporation. Age 65.

Jon F. Hanson was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1991. He has served as Chairman of The Hampshire
Companies (a real estate investment fund management company) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1994. Mr. Hanson’s areas of expertise include real estate, investments, government and business operations. Other Directorships include: HealthSouth Corporation and Pascack Community Bank. Age 70.

Constance J. Horner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1994. She served as a Guest Scholar at The Brookings Institution (non-partisan research institute)
from 1993 to 2005, after serving as Assistant to the President of the United States and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Mrs. Horner was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998. Mrs. Horner’s areas of expertise include public policy and government. Other Directorships include: Ingersoll-Rand Company Ltd. and Pfizer Inc. Age 65.

2007 PROXY STATEMENT

Karl J. Krapek was elected as a Director of Prudential Financial in January 2004. He served as the President and Chief Operating Officer of United Technologies Corporation (global technology) from 1999 until his retirement in January 2002.
Prior to that time, Mr. Krapek held other management
positions at United Technologies Corporation, which he
joined in 1982. Mr. Krapek’s areas of expertise include
domestic and international business operations. Other
Directorships include: Delta Airlines, Inc., Alcatel-
Lucent, The Connecticut Bank & Trust Company and
Visteon Corporation. Age 58.

Christine A. Poon was elected as a Director of Prudential Financial in September 2006. Ms. Poon is Vice Chair and Worldwide Chair, Medicines and Nutritionals, at Johnson & Johnson. She is also a member of Johnson
& Johnson’s Board of Directors. Ms. Poon joined Johnson & Johnson in 2000 as Company Group Chair in the Pharmaceuticals Group. She became a member of Johnson & Johnson’s Executive Committee and Worldwide Chair, Pharmaceuticals Group, in 2001, and was named to her current position as Worldwide Chair, Medicines and Nutritionals in 2003. Ms. Poon was appointed Vice Chair and a member of Johnson & Johnson’s Board of Directors in 2005. Prior to joining Johnson & Johnson, she served in various management positions at Bristol-Myers Squibb for 15 years. Ms. Poon’s areas of expertise include domestic and international business operations and sales and marketing. Other Directorships include: Johnson & Johnson. Age 54.

Arthur F. Ryan is Chairman of the Board, Chief Executive Officer and President of Prudential Financial. He joined Prudential Insurance as the Chairman of the Board, Chief Executive Officer and President and as a Director in December 1994. In
December 1999, at the time of the Company’s incorporation, he was named Director of Prudential Financial; in January 2000 he was named to its first slate of officers as President and Chief Executive Officer; in December 2000 he took his current title. Prudential Financial became a public company in December 2001. From 1972 until he joined Prudential Insurance, Mr. Ryan was with Chase Manhattan Bank, serving in various executive positions including President and Chief Operating Officer from 1990 to 1994. Other Directorships include Regeneron Pharmaceuticals, Inc. Age 64.

James A. Unruh was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1996. He became a founding member of Alerion Capital Group, LLC (private equity investment group) in 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) from 1987 to 1997, serving as its Chairman and Chief Executive Officer from 1990 to 1997. He also held executive positions with financial management responsibility, including serving as Senior Vice President, Finance, Burroughs Corporation, from 1982 to 1987. Mr. Unruh’s areas of expertise include finance, business operations, sales and marketing, technology and investments. Other Directorships include: CSG Systems International, Inc., Qwest Communications International, Inc. and Tenet Healthcare Corporation. Age 65.

PRUDENTIAL FINANCIAL, INC.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm (independent auditor) for 2007. We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Prudential Financial and its shareholders. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The following is a summary and description of fees for services provided by PricewaterhouseCoopers in 2006 and 2005.

Worldwide Fees (in millions)

Service	2006	2005
Audit (A)	$31.8	$28.1
Audit-Related (B)	$3.7	$3.7
Tax (C)	$1.7	$1.8
All Other (D)	—	—

Total	$37.2	$33.6

(A) The aggregate fees for professional services rendered for the audits of the consolidated financial statements of Prudential Financial and, as required, of various domestic and international subsidiaries, the issuance of comfort letters, agreed-upon procedures required by regulation, consents and assistance with review of documents filed with the Securities and Exchange Commission. Audit fees also include fees for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

(B) The aggregate fees for assurance and related services including internal control and financial compliance reports, agreed-upon procedures not required by regulation, employee benefit plan audits (in 2005 only) and accounting consultation on acquisitions.

(C) The aggregate fees for services rendered by PricewaterhouseCoopers’ tax department for tax return preparation, tax advice related to mergers and acquisitions and other international, federal and state projects, and requests for rulings. In 2005 only, this also included services related to employee benefit plans and compliance services for expatriate employees. In 2006, tax compliance and preparation fees total $1.4M and tax advisory fees total $0.3M, and in 2005, tax compliance and preparation fees total $1.4M and tax advisory fees total $0.4M.

(D) The aggregate fees for all other services rendered by PricewaterhouseCoopers, including software license fees, totaled less than $0.1M.

The Audit Committee has advised the Board of Directors that in its opinion the non-audit services rendered by PricewaterhouseCoopers during the most recent fiscal year are compatible with maintaining their independence.

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent auditor’s independence is not impaired; describes the Audit, Audit-Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the general pre-approval of specific types of Audit, Audit-Related and Tax services and a limited fee estimate range for such services on an annual basis. The policy requires specific pre-approval of all other permitted services. The independent auditor is required to report periodically to the full Audit Committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee’s policy delegates to its Chairman the authority to address requests for pre-approval of services with fees up to a maximum of $100,000 between Audit Committee meetings if the Chief Auditor deems it reasonably necessary to begin the services before the next scheduled meeting of the Audit

2007 PROXY STATEMENT

Committee, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditor for 2007.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written Charter, which was approved in its current form by the Board of Directors on November 14, 2006, the Audit Committee assists the Board of Directors in its oversight of the accounting, auditing and financial reporting practices of Prudential Financial. The Charter is located on our website at www.investor.prudential.com.

The Audit Committee consists of four members who, in the business judgment of the Board of Directors, are independent within the meaning of the rules of both the NYSE and the SEC and financially literate as defined by the rules of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Unruh, satisfies the financial expertise requirements of the NYSE and has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Specifically, Mr. Unruh has accounting and financial management expertise, which he gained through his experience as Senior Vice President, Finance, of a NYSE listed company, as well as experience in financial management positions in other organizations and other similar positions.

Management is responsible for the preparation, presentation and integrity of the financial statements of Prudential Financial and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers is responsible for auditing the financial statements of Prudential Financial and expressing an opinion as to their fair presentation in accordance with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements of Prudential Financial as of and for the year ended December 31, 2006 and Management’s Annual Report on Internal Control Over Financial Reporting with management and Prudential Financial’s independent registered public accounting firm (independent auditor). The Audit Committee also discussed with Prudential Financial’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented.

The Audit Committee received from the independent auditor formal written statements as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the NYSE Corporate Governance rules, as currently in effect. The Audit Committee also considered whether the provision to Prudential Financial of non-audit services by PricewaterhouseCoopers is compatible with maintaining the independence of PricewaterhouseCoopers and has discussed with the independent auditor the auditor’s independence.

The Audit Committee has discussed with, and received regular status reports from, Prudential Financial’s Chief Auditor and the independent auditor regarding the overall scope and plans for their audits of Prudential Financial, including their scope and plans over management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee meets with the Chief Auditor and the independent auditor, with and without management present, to discuss the results of their respective examinations. In determining whether to reappoint PricewaterhouseCoopers as Prudential Financial’s independent auditor, the Audit Committee took into consideration a number of factors, including the quality of the Audit Committee’s ongoing discussions with PricewaterhouseCoopers and an assessment of the

PRUDENTIAL FINANCIAL, INC.

professional qualifications and past performance of the Lead Audit Partner and PricewaterhouseCoopers.

In addition, the Audit Committee reviewed and amended its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements of Prudential Financial and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

THE AUDIT COMMITTEE

Frederic K. Becker (Chairman)

Gilbert F. Casellas

James G. Cullen

James A. Unruh

CORPORATE GOVERNANCE

The Board of Directors reviews Prudential Financial’s policies and business strategies and advises and counsels the Chairman and Chief Executive Officer and the other executive officers who manage Prudential Financial’s businesses. The Board currently consists of 12 Directors, including the Chairman and Chief Executive Officer, 11 of whom the Board has determined are “independent” as that term is defined in the listing standards of the NYSE and in Prudential Financial’s Corporate Governance Principles and Practices (“Corporate Governance Principles”). Mr. Ryan is the only Director who is not independent. The full text of the Corporate Governance Principles, as well as the charters of the Corporate Governance and Business Ethics, Compensation and Audit Committees, the Code of Business Conduct and Ethics and the Related Party Transaction Approval Policy can be found at www.investor.prudential.com. Copies of these documents also may be obtained from the Secretary of Prudential Financial.

Director Independence

The definition of independence adopted by the Board is set forth below:

The Prudential Financial Board believes that a significant majority of the Board should be independent directors. For this purpose, a director shall be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Prudential Financial that may impair, or appear to impair, the director’s ability to make independent judgments. With respect to each Director, the Board’s assessment and determination of such Director’s independence shall be made by the remaining members of the Board. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

An independent director is one who within the preceding three years:

•	has not been an employee, and whose immediate family member has not been an executive officer, of the corporation;

•

has not (nor has a member of his or her immediate family) received during any 12 month period more than $100,000 in direct compensation from the corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	has not (nor has a member of his or her immediate family) been employed by or affiliated with the corporation’s independent auditor in a professional capacity;

•	has not been employed as an executive officer of another company where any of the corporation’s present executives serve on that company’s compensation committee;

•

has not had any other relationship with the corporation or its subsidiaries, either personally or through his employer, which, in the opinion of the board, would adversely affect the director’s ability to exercise his or her independent judgment as a director.

2007 PROXY STATEMENT

The following relationships will not be considered to be relationships that would impair, or appear to impair, a director’s ability to make independent judgments:

•

The director, or an immediate family member of a director, is an executive officer of a company that does business with Prudential Financial and the other company’s annual sales to, or purchases from, Prudential Financial are less than two percent of the annual revenues of Prudential Financial and less than two percent of the annual revenues of such other company;

•

The director is an executive officer of a company that is indebted to Prudential Financial or is an executive officer of a company to which Prudential Financial is indebted and, in either case, the aggregate amount of such debt is less than two percent of the total consolidated assets of Prudential Financial and less than two percent of the total consolidated assets of such other company;

•

The director, or an immediate family member of a director, serves as an executive officer of a non-profit entity to which Prudential Financial or the Prudential Foundation makes discretionary contributions (i.e., excluding matching gifts) or other payments and all such discretionary contributions or other payments to such entity are less than two percent of that entity’s total annual charitable receipts and other revenues.

The Board will review annually all commercial and non-profit relationships between each director and Prudential Financial during the preceding three years and make a determination of such director’s independence, and Prudential Financial will disclose the Board’s determinations in the proxy statement.

Because Prudential Financial is a major financial institution, directors or companies with which they are affiliated will sometimes be borrowers from Prudential Financial or one of its subsidiaries or otherwise have a business relationship (e.g., investment management services, group insurance) with Prudential Financial or its subsidiaries. Directors and companies with which they are affiliated will not be given special treatment in these relationships, and borrowings by institutions affiliated with a director, other than publicly-offered debt instruments, must be specifically approved by the Investment Committee.

To help maintain the independence of the Board, all directors are required to deal at arm’s length with Prudential Financial and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

In making its affirmative determination for 2006 that all of the non-employee Directors were independent, the Board considered ordinary course investment transactions or relationships between the Company and Johnson & Johnson that were immaterial under the standards described above.

Policies and Procedures for the Review and Approval of Transactions with Related Parties

The Board of Directors and Prudential Financial’s management have implemented a number of policies and procedures for the avoidance of conflicts of interest and the review and approval of transactions with Directors, executive officers and their immediate family members.

The Company’s Code of Business Conduct and Ethics provides a general framework within which Prudential Financial associates are expected to conduct themselves. This policy applies to all full or part-time employees, employee agents, interns, officers and Directors of Prudential Financial, its subsidiaries and affiliates, and also applies to certain conduct by their family members. Under the Company’s Code of Business Conduct and Ethics, all Prudential Financial associates are prohibited from engaging in any activity that “would create, or appear to create, a potential or actual conflict of interest with respect to their ability to make decisions and/or act regarding Prudential’s business.” The ethics policy also provides procedures for disclosure and/or approval of matters governed by the policy, which varies according to the person’s position and level. Prudential Financial’s Code of Business Conduct and Ethics broadly covers activities such as:

•	Involvement in Outside Business;

•	Financial Transactions;

•	Transactions and Relationships with Suppliers;

•	Family or Household Member Business with Prudential Financial; and

•	Gifts and Entertainment.

PRUDENTIAL FINANCIAL, INC.

In addition to its ethics policy, which applies to all Prudential Financial associates, the Company has also adopted a Related Party Transaction Approval Policy. The Related Party Transaction Approval Policy applies to:

•	any transaction or series of transactions in which the Company or a subsidiary is a participant;

•	the amount involved exceeds $120,000; and

•

a related party (a director or executive officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person) has a direct or indirect material interest.

The policy is administered by the Corporate Governance and Business Ethics Committee. The Committee will consider all of the relevant facts and circumstances in determining whether or not to approve such transaction, and shall approve only those transactions that are, in the Committee’s judgment, appropriate or desirable under the circumstances.

Both the Company’s Code of Business Conduct and Ethics and the Related Party Transaction Approval Policy can be found on our website at www.investor.prudential.com.

Presiding Director

The Board has designated the Chair of the Executive Committee, currently Jon Hanson, to chair meetings of the independent Directors, unless the subject matter of the discussion makes it more appropriate for the chairperson of a specific Board committee to chair the session. The independent Directors hold executive sessions at least four times per year, but typically meet in executive session at each Board meeting.

Communication with Directors

Interested parties, including shareholders, may communicate with any of the independent Directors, including Committee Chairs, by using the following address:

Prudential Financial, Inc.

Board of Directors

c/o Vice President, Secretary and

       Corporate Governance Officer

751 Broad Street

21st Floor

Newark, NJ 07102

The Secretary of Prudential Financial serves as the agent for the independent Directors with respect to communication from shareholders. Communication from shareholders that pertains to non-financial matters will be forwarded to the Directors as soon as practicable. Communication received from interested parties regarding accounting or auditing matters will be forwarded to the appropriate Board members in accordance with the time frames established by the Audit Committee for the receipt of communications dealing with these matters. In addition, communication that involves customer service matters will be forwarded to the Directors in accordance with internal procedures for responding to such matters.

Criteria for Director Selection

The Prudential Financial Board and the Corporate Governance and Business Ethics Committee believe that Prudential Financial Directors should be individuals with substantial accomplishments, who have been associated with institutions noted for excellence and who have broad experience and the ability to exercise sound business judgment. Each Director is expected to serve the best interests of all shareholders. In selecting Directors, the Board generally seeks a combination of active or former CEOs or Presidents of major complex businesses (from different industry sectors and having varied experience in areas such as manufacturing, finance, marketing and technology), leading academics and individuals with substantial records of government service or other leadership roles in the not-for-profit sector, with a sensitivity to diversity. In light of the increasing complexity of the duties of Audit Committee members, recruiting Directors with financial acumen is also a focus. Information regarding the areas of expertise of our non-employee Directors is included on pages 3-5.

The Board believes that a significant majority of its members should be independent Directors. The Board’s definition of independence is set forth on pages 8-9.

Process for Selecting Directors

The Board believes that Directors should be recommended for Board approval by the Corporate Governance and Business Ethics Committee, which consists entirely of independent Directors as defined by the NYSE. While the Board expects the Corporate Governance and Business Ethics Committee to consider

2007 PROXY STATEMENT

the views of the Chairman and CEO in making appointments, it is the Corporate Governance and Business Ethics Committee’s responsibility to make Director recommendations to the Board for submission to the shareholders each year in connection with Prudential Financial’s annual meeting.

The Corporate Governance and Business Ethics Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in our By-laws, as discussed in “Shareholder Proposals” on page 41. Such nominations will be evaluated in accordance with the criteria for director selection described above. Nominations should be sent to the attention of the Secretary of Prudential Financial, Inc. at 751 Broad Street, Newark, NJ 07102.

The Corporate Governance and Business Ethics Committee regularly reviews the composition and size of the Board and the skill sets and experience of its members. The Company’s By-laws provide that the size of the Board may range from 10 to 24 members. The Board’s current view is that the optimal size is between 10 and 15 members. In anticipation of retirements over the next several years, the Committee is seeking one or more candidates who meet the criteria described above. The Corporate Governance and Business Ethics Committee is being assisted with its recruitment efforts by independent search firms under retainer to recommend candidates that satisfy the Board’s criteria. The search firms also provide research and other pertinent information regarding candidates, as requested. In 2006, the Corporate Governance and Business Ethics Committee recommended and the Board approved the election of Christine A. Poon, Vice Chairman, Johnson & Johnson to the Board. Ms. Poon’s nomination was initially recommended by one of the Board’s independent Directors.

Director Attendance

During 2006, the Board of Directors held 10 meetings. Each of the incumbent Directors of the Board attended at least 96% of the combined total meetings of the Board and the committees on which he or she served in 2006. The average attendance of all Directors in 2006 was 99%. Directors are expected to attend the Annual Meeting of Shareholders. In 2006, all of the non-retiring Directors attended the Annual Meeting.

PRUDENTIAL FINANCIAL, INC.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established various committees to assist in discharging its duties, including standing Audit, Compensation, Corporate Governance and Business Ethics, Finance and Investment Committees. The primary responsibilities of each of the standing committees of Prudential Financial’s Board of Directors are set forth below, together with their current membership. In accordance with applicable regulations, the charters of the Audit, Compensation and Corporate Governance and Business Ethics Committee can be found on our website at www.investor.prudential.com.

Audit Committee

Members: Directors Becker (Chair), Casellas, Cullen and Unruh.

Number of Meetings in 2006: 14

The primary purpose of the Audit Committee, which consists solely of independent Directors as defined by the rules of the NYSE and the Securities and Exchange Commission (“SEC”), is to assist the Board of Directors in its oversight of: the Company’s accounting and financial reporting and disclosure processes; the adequacy of the systems of disclosure and internal control established by management; and the audit of the Company’s financial statements. Among other things the Audit Committee: appoints the independent auditor and evaluates their independence and performance; reviews the audit plans for and results of the independent audit and internal audits; and reviews reports related to processes established by management to provide compliance with legal and regulatory requirements.

Compensation Committee

Members: Directors Cullen (Chair), Bethune and Horner.

Number of Meetings in 2006: 7

The Compensation Committee of the Board of Directors is composed solely of Directors who are considered to be independent under the rules of the NYSE. The Compensation Committee is directly responsible to the Board of Directors, and through it to the Company’s shareholders, for overseeing the development and administration of Prudential Financial’s compensation and benefits policies and programs.

Corporate Governance and Business Ethics Committee

Members: Directors Gray (Chair), Bethune and Horner.

Number of Meetings in 2006: 8

The primary responsibilities of the Corporate Governance and Business Ethics Committee, which consists solely of independent Directors as defined by the rules of the NYSE, are to oversee, on behalf of the Board, the Company’s corporate governance issues and practices, including the recommendations of individuals for seats on the Board, and to oversee the Company’s ethics and conflict of interest policies.

Executive Committee

Members: Directors Hanson (Chair), Becker, Cullen, Gray and Ryan.

Number of Meetings in 2006: 1

The Executive Committee is authorized to exercise the corporate powers of the Company between meetings of the Board, except for those powers reserved to the Board of Directors by the By-laws or otherwise.

Finance Committee

Members: Directors Hanson (Chair), Caperton and Krapek.

Number of Meetings in 2006: 7

The primary responsibility of the Finance Committee is to oversee and take actions with respect to the capital structure of Prudential Financial, including borrowing levels, subsidiary structure and major capital expenditures.

Investment Committee

Members: Directors Hanson (Chair), Caperton and Krapek.

Number of Meetings in 2006: 9

The primary responsibilities of the Investment Committee are: overseeing and taking actions with respect to the acquisition, management and disposition of invested assets; reviewing the investment performance of the pension plan and funded employee benefit plans; and reviewing investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

2007 PROXY STATEMENT

COMPENSATION OF DIRECTORS

Director Compensation
Name	Fees Earned or Paid in Cash($)	Stock Awards($)[1]	Total($)
Frederic K. Becker	$100,000	$90,000	$190,000
Gordon M. Bethune	$85,000	$85,000	$170,000
Gaston Caperton	$87,500	$87,500	$175,000
Gilbert F. Casellas	$91,250	$87,500	$178,750
James G. Cullen	$100,000	$90,000	$190,000
William H. Gray III	$92,500	$82,500	$175,000
Jon F. Hanson	$118,750	$85,000	$203,750
Constance J. Horner	$88,750	$85,000	$173,750
Karl J. Krapek	$87,500	$87,500	$175,000
Christine A. Poon[2]	$26,667	$126,667	$153,334
James A. Unruh	$87,500	$87,500	$175,000

(1) Represents amounts that are automatically deferred in units of Prudential Financial Common Stock and recognized as expense for financial statement reporting purposes on the date of grant. As further explained below, Directors may also choose to defer the cash portion of their fees in stock units. As of December 31, 2006, the aggregate balance in each of the non-employee Directors accounts in the Deferred Compensation Plan denominated in units of Prudential Financial Common Stock (which includes all deferrals from prior years) and the year-end values under FAS123R were as follows: Mr. Becker: 24,263 and $2,083,479; Mr. Bethune: 4,126 and $354,331; Mr. Caperton: 8,783 and $754,209; Mr. Casellas: 13,719 and $1,177,942; Mr. Cullen: 20,653 and $1,773,398; Mr. Gray: 13,609 and $1,168,500; Mr. Hanson: 65,093 and $5,588,954; Ms. Horner: 13,669 and $1,173,638; Mr. Krapek: 10,615 and $911,502; Ms. Poon: 1,703 and $146,273; and Mr. Unruh: 13,738 and $1,179,612.

(2) Ms. Poon joined the Board on September 1, 2006 and was granted 1,367 deferred units of Prudential Financial Common Stock in accordance with the Non-Employee Director Deferred Compensation Plan.

The Corporate Governance and Business Ethics Committee reviews Director compensation approximately every two years and recommends any changes to the Board. There were no changes made to Director compensation in 2006. In 2005, the Committee conducted a review of Director compensation and recommended several modifications, including the institution of committee retainer fees. The Committee sought the advice of Frederic W. Cook, & Co., an independent consultant, during the course of its review. The Director Compensation program reflects the view of the Board that a significant amount of annual compensation should be in the form of Prudential Financial stock units. In addition, the Board has adopted stock ownership guidelines for Directors that encourage Directors to have an ownership interest.

The primary components of compensation for the non-employee Directors as represented in the table above are as follows:

•	Each Director receives an annual retainer of $80,000 in cash, which may be deferred, at the Director’s option, in the Deferred Compensation Plan summarized below.

•	Each Director receives $80,000 per year in the form of stock units of Prudential Financial that are required to be deferred until the earlier of termination of service on the Board or age 70 1/2.

•	Each member of the Audit Committee receives an annual retainer of $15,000 for service on that Committee, half of which is required to be deferred in stock units.

PRUDENTIAL FINANCIAL, INC.

•

Members of all other Board Committees (including any non-standing committee of Directors that may be established from time to time, but excluding the Executive Committee) receive an annual retainer of $5,000 for committee service, half of which is required to be deferred in stock units.

•	The chairperson of each committee receives an additional annual retainer fee of $10,000.

•

Members of Prudential Financial’s Community Resources Committee, a committee composed of members of management and the Board of Directors, receive a fee of $1,250 per meeting attended. This Committee typically meets on a day separate from Board and Board Committee meetings. The members of this Committee currently include Messrs. Casellas and Hanson and Ms. Horner. The Community Resources Committee met three times in 2006.

•

Each new Director receives a one-time grant of $100,000 in the form of Prudential Financial stock units that is required to be deferred until the earlier of termination of service on the Board or age 70 1/2.

The Deferred Compensation Plan for Non-Employee Directors was ratified by shareholders in 2003 and is designed to align Director and shareholder interests. As noted above, $80,000 per year is automatically deferred in a notional account that replicates an investment in the Prudential Financial Common Stock Fund under the Prudential Employee Savings Plan (“PESP”). In addition, a Director may elect to invest his or her retainer and chairperson fees in notional accounts that replicate investments in either the Prudential Financial Common Stock Fund or the Fixed Rate Fund, which accrues interest in the same manner as funds invested in the Fixed Rate Fund offered under the PESP. Each Director receives dividend equivalents on the share units contained in his or her deferral account, which are equal in value to dividends paid on the Company’s Common Stock. The dividend equivalents credited to the account are then reinvested in the form of additional share units.

PROCESSES FOR DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee is responsible to the Board of Directors for overseeing the development and administration of the Company’s compensation and benefits policies and programs. The Compensation Committee consists of three directors who, in the business judgment of the Board of Directors, are independent under the rules of the NYSE.

The Committee is supported in its work by the head of the Human Resources Department and her staff. The Compensation Committee has also engaged Frederic W. Cook, & Co. (“Consultant”) for advice on matters of senior executive compensation. The current scope of the Consultant’s services to the Committee include: providing an annual competitive evaluation of total compensation for the Chief Executive Officer and Vice Chairs; providing recommendations on Chief Executive Officer compensation; reviewing with the Chief Executive Officer his compensation recommendations with respect to the Vice Chairs; reviewing Committee meeting agendas and supporting materials; and providing such other services as directed by the Committee. The Consultant does not provide any services to Prudential Financial except for work related to issues that are subject to review by the Compensation Committee. The Compensation Committee retains sole authority to hire the Consultant, approve its compensation, determine the nature and scope of its responsibilities, evaluate its performance and terminate its services.

The Consultant presents its recommendations regarding compensation for the Chief Executive Officer to the Compensation Committee for its consideration. Following considerable review and discussion, the Compensation Committee presents its recommendations regarding compensation for the Chief Executive Officer to the Board for approval. As part of the process, the presiding outside director conducts an evaluation of the Chief Executive Officer, the results of which are discussed with the Chair of the Compensation Committee in advance of the Compensation Committee’s deliberations regarding compensation for the Chief Executive Officer.

The Chief Executive Officer, with input from the Consultant, makes compensation recommendations annually for the Vice Chairmen to the Compensation Committee. In addition, he submits his recommendations for compensation for other executives at the senior vice president level to the Committee. Following review and discussion, the Compensation Committee submits its recommendations for compensation for these executives to the Board for approval.

2007 PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or ever has been one of our officers or employees. In addition, none of our executive officers are members of boards or compensation committees of any entity that has one of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Approving Equity Grants

Prudential Financial became a public company in December 2001. The timing of our first grant of stock options to executives was subject to approval by insurance regulators and occurred in December of 2002. Since that time, it has been our practice for the Compensation Committee to approve equity grants (including stock options, performance shares and restricted stock) on an annual basis at the regularly scheduled February Committee meeting.

The Compensation Committee has delegated authority to management to approve equity grants in connection with new hires and promotions of individuals below the level of senior vice president, which occur during other times of the year. These grants are effective on the 15th of the month following the hiring or promotion. The Compensation Committee approves any grants to newly hired or promoted senior executives. The grant date for these equity awards is the applicable meeting date of the Compensation Committee at which the grants are approved.

Under the terms of our Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by shareholders in 2003, stock options are required to be priced at “fair market value,” which is the closing price of the stock on the date of grant. While we do not have a policy that addresses the specific issue of whether equity grants may be approved prior to the release of material information, our practice of approving equity grants at our regularly scheduled February meeting of the Compensation Committee is designed so that grants closely follow our public disclosure by press release of our year-end results and to minimize any discretion in the timing of grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below. Based on its review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

James G. Cullen (Chairman)

Gordon M. Bethune

Constance J. Horner

PRUDENTIAL FINANCIAL, INC.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains information regarding future performance targets and goals. These targets and goals are disclosed in the limited context of Prudential Financial’s compensation programs and should not be understood to be statements of management’s performance expectations or guidance or anticipated results. Investors should not apply these performance targets and goals to other contexts.

Objectives, Philosophy and Strategy of Compensation Program

The philosophy behind our compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with shareholder interests. Our goal is to recruit and retain the caliber of executives and key employees necessary to deliver sustained high performance to our shareholders, customers and communities where we have a strong presence. Our compensation programs are an important component of these overall human resources policies. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements.

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of Prudential Financial’s executives. Within this framework, we believe:

•	All associates should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber associates at all levels;

•	A significant portion of annual compensation should vary with annual business performance and each individual’s contribution to that performance;

•	Executives should be rewarded for achieving long-term results, and such rewards should be aligned with shareholder interests;

•	A significant portion of executives’ compensation should be tied to measures of performance of the Financial Services Businesses of Prudential Financial;

•	The interests of executives should be linked with those of shareholders through the risks and rewards of the ownership of Prudential Financial Common Stock; and

•	Special benefits and perquisites for management should be minimized and based on a business purpose.

Competitive Benchmarking

Prudential Financial competes in several different businesses, most of which are involved in helping individuals and institutions grow and protect their assets. These businesses draw their key people from different segments of the marketplace. Therefore, our compensation programs are designed with the flexibility to be competitive and motivational within the different marketplaces in which we compete for talent, while being subject to centralized design, approval and control.

To assess the competitiveness of executive compensation, we use a peer group that is comprised of companies in the Standard & Poor’s 500 Index in the insurance, asset management and other diversified financial services industries. We believe this group represents the industries with similar lines of business with which we currently compete for executive talent. The current compensation peer group consists of the following companies: Aflac Incorporated, American International Group, Inc., American Express Company, Ameriprise Financial, Inc., Bank of America Corporation, Bank of New York Company, Inc., Capital One Financial Corporation, Citigroup Inc., Franklin Resources, Inc., Genworth Financial, Inc., The Hartford Financial Services Group, Inc., JP Morgan Chase & Co, Legg Mason, Inc., Loews Corporation, Manulife Financial Corporation, Mellon Financial Corporation, MetLife, Inc., Northern Trust Corporation, State Street Corporation, Sun Life Financial, Inc., U.S. Bancorp, UnumProvident Corporation, Wachovia Corporation and Wells Fargo & Company. For reference purposes, we compare each executive’s compensation in relation to the median and the 75th percentile of the comparator group, while taking into account various factors such as Prudential’s size and performance within the peer group, the unique characteristics of the individual’s position and retention considerations.

Linking Compensation to Performance

Our strategy to correlate compensation and performance is to construct a balanced mix of both quantitative and qualitative performance criteria and directly link a portion of compensation to shareholder interests. Reflecting this strategy, several of the elements of executive compensation are based on growth in adjusted

2007 PROXY STATEMENT

operating income, or “AOI,” growth in earnings per share based on after-tax AOI, or “EPS,” and/or return on equity based on after-tax AOI, or “ROE,” for our Financial Services Businesses.1 For example, at the time Prudential Financial became a publicly traded company in December 2001, we announced to shareholders our goal of achieving a 12% ROE by the end of 2005. The Compensation Committee used this goal to form the payment scale for performance shares that were granted to executive officers. Each year, the Compensation Committee adjusts the payment scale to align to goals communicated to investors for ROE and, since 2005, growth in EPS.

Additional discussion regarding the criteria used in determining executive compensation is included below in the sections describing the Elements of Executive Compensation.

(1) “Adjusted operating income,” or AOI, is a non-GAAP measure of performance of our Financial Services Businesses. For a description of how we calculate pre-tax AOI and for a reconciliation of pre-tax AOI to the nearest comparable GAAP measure, see the notes to the consolidated financial statements included in our filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q, which can be found on our website at www.investor.prudential.com. After-tax AOI is adjusted operating income before taxes, less the income tax effect applicable to pre-tax AOI, as publicly disclosed in Prudential Financial’s Quarterly Financial Supplements, also available on our website. Return on equity, or ROE, is “Operating return on average equity (based on after-tax adjusted operating income),” as defined and publicly disclosed in Prudential Financial’s Quarterly Financial Supplements. Earnings per share, or EPS, is “Earnings Per Share of Common Stock (diluted): Financial Services Businesses after-tax adjusted operating income,” as publicly disclosed in Prudential Financial’s Quarterly Financial Supplements.

Elements of Executive Compensation

Prudential Financial’s compensation program consists of the four principal elements described below.

1. Base Salaries

Base salaries for executives are determined by considering the relative importance of the position, the competitive marketplace and the individual’s performance and contribution. Salaries are reviewed annually. However, reflecting practices in the financial community, most of our focus is on annual and long-term incentives. Thus, it is common for an executive to have his or her salary increased only infrequently and then mostly related to job changes. For example, Mr. Ryan’s salary has not been increased since he was hired in 1994, reflecting the philosophy that increases in his total compensation should be performance-based.

2. Annual Incentives

Annual incentives for executives are paid through an incentive pool, whose initial size is the aggregate of the funding amounts for each participant established in the previous year. The initial pool is then adjusted based on the average of performance relative to the prior year and relative to the Board-approved financial plan for the current year.

We currently use the change in the following four financial measures for determining the adjustment to the incentive pool for executive officers:

•	pre-tax AOI—30% weighting;

•	ROE—30% weighting;

•	operating revenues (AOI basis)—15% weighting; and

•	EPS—25% weighting.

After the calculation of the incentive pool using these measures, the pool may be adjusted up or down to reflect additional quantitative and qualitative factors, such as total shareholder return, employee satisfaction measures and strategic positioning relative to competitors.

While the criteria used for funding of the annual incentive pool may provide guidance for the Compensation Committee, these criteria are not determinative of the amount of an individual’s award in a given year. The Compensation Committee determines the amount of an individual executive’s annual incentive award based on his or her individual contributions during the year with reference to market data for the individual’s position in the peer group. Factors used in determining awards for the named executive officers for 2006 (the “Named Executive Officers” or “NEOs”) are discussed below in the section on 2006 Results and Compensation of Named Executive Officers.

The Omnibus Plan contains an overall limit on compensation paid to executive officers to comply with the conditions for determining performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s named executive officers as reported in the proxy statement. Under the terms of the Omnibus Plan, the total amount paid to a Named Executive Officer in a given year under the annual

PRUDENTIAL FINANCIAL, INC.

incentive plan and the performance share program cannot exceed 0.6% of the Company’s pre-tax AOI for that year. The Compensation Committee monitors compliance with this limit on an annual basis.

3. Long-Term Incentives

Components. Our current practice is to provide a balanced mix of long-term equity incentive awards in the form of stock options and performance shares to executives at the level of senior vice president and above. We provide competitive equity grants that take into account individual performance, potential and retention considerations. The actual value realized by executives is based on stock price performance as well as attainment of specific performance goals that contribute to shareholder value. For awards that were granted in 2006, 50% of the awards for the Named Executive Officers were in the form of stock options with 50% in the form of performance shares. For awards that were granted in 2007, 40% of the awards were in stock options and 60% in performance shares.

Performance Criteria. Performance shares are units denominated in Prudential Financial Common Stock. Each year, the Compensation Committee awards a target number of units to the executive. For performance shares awards granted in 2006, the actual number of shares earned at the end of the applicable three-year performance period will vary from 50% to 150% of the target shares awarded based on ROE and EPS achievement over the performance period. The award range for the performance shares awards granted in February 2007 was changed to 0% to 150% of the target number of shares. Half of the number of shares earned is based on average ROE performance and the other half is based on EPS growth for the applicable three-year performance period. The Compensation Committee determines the actual number of shares to be received by the executive at the February meeting following the completion of the performance period. The Compensation Committee may adjust the final award for significant one-time charges or benefits that in the Compensation Committee’s opinion do not accurately reflect the operating performance of the Company’s businesses.

Employee Stock Ownership. Summarized below are various policies, plans and practices to facilitate stock ownership by employees.

•

Stock Ownership Guidelines. We have adopted stock ownership guidelines for our senior executives to encourage them to build their ownership position in our stock over time by direct market purchases, making investments available through the PESP and the Deferred Compensation Plan and retaining shares they earn through our equity incentive and option plans. These guidelines are stated as stock value as a percent of base salary and are 200% for senior vice presidents, 300% for vice chairmen and executive vice presidents and 500% for our CEO. It is expected that these guidelines be achieved within five years of the date they become applicable to the executive. As of February 14, 2007, all of the Named Executive Officers have met their share ownership guidelines.

•

Stock Retention Guidelines. In 2003, we adopted stock retention requirements for executive officers. Each executive officer is required to retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) acquired upon the exercise of stock options or the vesting of any performance shares. The executive is required to hold such shares until the later of (i) one year following the date of acquisition of such shares or (ii) the date that the executive satisfies the ownership guidelines.

•

Employee Stock Purchase Plan. In 2005, shareholders approved an Employee Stock Purchase Plan that provides employees below the level of senior vice president the opportunity to purchase the Company’s Common Stock on terms that comply with Section 423(b) of the Code and local laws.

•

Associates Grants. In 2001, the Compensation Committee approved a broad-based grant of stock options to employees below the level of vice president. In 2006, the Committee approved a grant of restricted stock units to employees below the level of vice president in recognition of the Company’s achievement of its goal to achieve 12% ROE by the end of 2005. In addition, vice presidents below the level of senior vice president receive annual grants of stock options and restricted stock.

Policy on Hedging. All employees are subject to the Company’s Personal Securities Trading Policy. Under this policy, employees are prohibited from selling short including “short sales against the box” and from hedging their equity-based awards.

2007 PROXY STATEMENT

4. Benefits

The benefits described below are divided into the following categories:

•	Retirement;

•	Severance and Change of Control; and

•	Perquisites.

Retirement Benefits

Prudential Insurance, an indirectly wholly owned subsidiary of Prudential Financial, sponsors four defined benefit pension and profit sharing retirement plans which are available to U.S. employees, including the Named Executive Officers:

•	The Prudential Merged Retirement Plan (“Merged Retirement Plan”);

•	Prudential Supplemental Retirement Plan (“Supplemental Retirement Plan”);

•	The Prudential Employee Savings Plan (“PESP”); and

•	Prudential Supplemental Employee Savings Plan (“SESP”).

In addition, certain executives, including the Named Executive Officers, are eligible for additional benefits under the Prudential Insurance Supplemental Executive Retirement Plan or the PFI Supplemental Executive Retirement Plan (collectively, “SERPs”) and the Prudential Insurance Company of America Deferred Compensation Plan (“Deferred Compensation Plan.”).

Merged Retirement Plan. The Merged Retirement Plan is a tax-qualified retirement plan that provides benefits to essentially all of Prudential’s United States employees. It is subject to both the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code. The Merged Retirement Plan has two formulas under which participants may have their retirement benefits for ongoing service determined: the “Traditional Pension Formula” or the “Cash Balance Formula.”

•

Traditional Pension Formula. All employees under the Traditional Pension Formula are 100% vested in their accrued benefits. Benefits payable under the Traditional Pension Formula are determined using a formula based on Average Eligible Earnings and years of Credited Service. Average Eligible Earnings are determined by taking an average of eligible earnings (base salary and annual incentive payments) over a period of time after dropping the lowest two years worth of eligible earnings in that period.

•

Cash Balance Formula. The Cash Balance Formula was added to the Merged Retirement Plan for employees hired on or after January 1, 2001. In conjunction with this decision, the Company offered in 2001 a one-time conversion election, known as the “Pension Choice Election,” for then current Merged Retirement Plan participants to choose whether to have their individual retirement benefits determined under the Traditional Pension Formula or the Cash Balance Formula. Those who chose the Cash Balance Formula through the Pension Choice Election process are 100% vested in their Cash Balance Formula benefit. Otherwise, participants are generally vested in their Cash Balance Formula benefit after 5 years of service. Pension benefits under the Cash Balance Formula are generally stated as a lump sum amount credited to a hypothetical account in each participant’s name, although participants may also elect to have benefits distributed as an annuity. The hypothetical accounts are allocated basic credits equal to 2%-14% (depending on age and service) of base salary and annual incentive payments. Interest credits are made to the participant’s hypothetical account each month. The Cash Balance Formula sets the interest rate each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year, with a minimum rate of 4.25%. The rate in effect for 2006 was 4.68%.

Supplemental Retirement Plan. The Supplemental Retirement Plan is a “nonqualified” retirement plan exempt from most of ERISA’s substantive provisions and designed to provide benefits larger than those permitted under the Code limits. It is designed to complement the Merged Retirement Plan by providing benefits to all participants of the Merged Retirement Plan, including the Named Executive Officers, who would have been provided additional benefits under the Merged Retirement Plan except for Code provisions that limit the amount of pension benefits that may be paid and earnings that may be considered in determining pension benefits under a qualified retirement plan. As a result, the Supplemental Retirement Plan provides pension benefits generally in the same form, using the

PRUDENTIAL FINANCIAL, INC.

same applicable formula, and paid at the same time as under the Merged Retirement Plan, but with no Code limits.

PESP. The PESP is a defined contribution profit-sharing plan intended to qualify under Section 401(a) of the Code. Essentially all U.S. employees are eligible to participate. Employees may contribute up to 50% of eligible earnings (base salary only for the Named Executive Officers) in any combination of before-tax and/or after-tax contributions, subject to Code limitations. In order to satisfy Code non-discrimination requirements, highly compensated employees were limited to 15% on a before-tax basis and 11% on an after-tax basis for all of 2006. The Company matches 100% of an employee’s before-tax contributions, after one year of service, up to 4% of eligible earnings, subject to Code limitations.

SESP. The SESP is a nonqualified profit-sharing plan designed to provide benefits in excess of amounts permitted to be contributed under the PESP. It allows employees to elect to defer from 1% to 4% of their eligible earnings paid after the Code limit is exceeded in the year ($220,000 in 2006) to a hypothetical recordkeeping account on a pre-tax basis through payroll deduction. Prudential Financial matches 100% of an employee’s deferrals. Eligible earnings for the Named Executive Officers under the SESP are limited to salary only. Interest is earned on the participant’s account at the same rate as the Fixed Rate Fund under PESP. This rate is generally set annually for a calendar year, and the rate in effect for 2006 was 5.20%. A participant’s account is distributed to an employee 6 months after the participant’s separation from service.

The SERPs. The SERPs provide “Mid-Career Hire Benefits” and “Early Retirement Benefits” to certain eligible executives, including Named Executive Officers. The provision of either of these benefits requires the approval of the Compensation Committee and the Board of Directors.

Mid-Career Hire Benefits are designed to attract and retain key talent at the highest level by compensating eligible executives for the loss of potential retirement benefits if they resign their position with another employer in order to work for the Company. Under this provision, service with the prior employer is included in the benefit calculations under the Merged Retirement Plan and the Supplemental Retirement Plan. Mr. Ryan is the only Named Executive Officer that is accruing benefits under this provision.

Early Retirement Benefits are designed to recognize the service and contributions of certain eligible executives who are involuntarily terminated by exempting these executives from the reduction factor for early retirement between the ages of 55 and 65, a reduction of up to 50%, which would otherwise be applicable under the Merged Retirement Plan and the Supplemental Retirement Plan. No Named Executive Officer is currently eligible for Early Retirement Benefits under the SERPs.

Deferred Compensation Plan. Employees at certain executive levels, including the Named Executive Officers, may elect to participate in the Deferred Compensation Plan, and defer up to 100% of their annual incentive awards. Deferrals may be invested in notional funds that mirror the PESP fund offerings, including Prudential Financial Common Stock.

Severance and Change of Control

The Severance Plan. The Prudential Severance Plan for Senior Executives (the “Severance Plan”) provides the conditions under which severance payments may be made to executives. The Severance Plan covers approximately 130 executives, and does not include the Chief Executive Officer. If an involuntary termination occurs that satisfies the conditions in the Severance Plan, an executive would be eligible for severance payments ranging from 12 to 18 months of salary and bonus (as calculated under the Severance Plan).

The Severance Plan does not provide for:

•	accelerated vesting of equity grants; or

•	severance payments if an executive voluntarily resigns or retires.

Executive Severance Policy and the Change of Control Program

In connection with becoming a public company in 2001, the Board adopted the Prudential Financial Executive Change of Control Severance Program (the “Change of Control Program” or the “Program”), which was amended in 2003 and 2006. In developing and refining the Change of Control Program, the Compensation Committee sought the advice of the Consultant. The purpose of the Change of Control Program is to provide a mechanism to encourage executives to negotiate a transaction that could provide significant value to

2007 PROXY STATEMENT

shareholders, despite the uncertainty of whether the culmination of the transaction will result in the executive’s employment being terminated or in his or her position being substantially reduced. In light of the rationale for the Change of Control Program, participation is limited. Of the executives eligible to participate in the Change of Control Program, currently 12 executives, including the Named Executive Officers, have been designated as “Tier 1” executives who are eligible for the maximum benefits payable under the program.

Before severance can be paid under the Program, two events (or triggers) must have occurred:

•	a change of control must have occurred; and

•

the designated executive’s employment must, within two years following the change of control, either be terminated involuntarily without cause or must be terminated by the designated executive for “good reason.” A designated executive would have good reason to terminate employment if the terms and conditions of the executive’s employment were to adversely change (e.g., reduction in job responsibilities, title, compensation or forced relocation).

During 2006, the Compensation Committee directed the Consultant to provide an evaluation of the Change of Control Program with respect to competitive practice in the financial services industry and governance best practice. This review was in response to the strong support given by shareholders to a shareholder proposal that requested the Board to adopt a policy that would require shareholder approval for certain severance or change of control payments to executives that exceeded 2.99 times the executives salary and benefits.

As a result, in October 2006, the Board adopted the following policy:

The Company will not enter into any severance or change of control agreements with any of its executive officers that provide for benefits that exceed 2.99 times the sum of the officer’s base salary and most recently earned cash bonus without shareholder approval or ratification.

For purposes of this policy, benefits do not include:

•	the value of accelerated vesting of previously-granted equity-based awards in accordance with the terms of a shareholder approved plan;

•	previously-earned retirement benefits; or

•	other amounts previously earned or accrued under any of the Company’s compensation or benefit plans.

This policy will be administered by the Compensation Committee and will not apply to payments under the Change of Control Program until the changes become effective in October 2007.

The Board also approved a reduction in the benefits under the Program, which will become effective for current participants in October 2007. The amendments are summarized below.

•	The maximum payment multiple for Tier 1 executives will be reduced from three times salary and bonus to two times salary and bonus.

•	The entire amount of the payment for Tier 1 executives will be contingent on the executive executing a non-solicitation and non-competition agreement.

•	The definition of “bonus” will be changed from the “higher of the last bonus or the average of the three prior years’ bonuses” to the “average of the three prior years’ bonuses.”

•	The Company’s obligation to reimburse the executive for any excise tax liability incurred as a result of change of control payments will be eliminated for all participants.

The benefits that are described in the tables on Potential Post-Employment Payments are calculated with respect to the current potential benefits described below without taking into account the reduction of benefits that will become effective in October 2007.

Salary and Bonus. If there is a change of control and the individual is terminated or resigns for good reason, the individual would be entitled to a lump-sum payment equal to the sum of two times his or her annual salary and bonus calculated as the higher of the prior year’s actual annual bonus or the average of the last three calendar years’ annual bonuses. If the individual agrees to execute a non-solicitation and non-competition agreement, the individual would then be entitled to an additional payment of one times his or her annual salary and bonus (for a total of three times annual salary and bonus).

Benefits. An individual would be entitled to a payment equal to the present value of the retirement benefits that he or she would have accrued during the period of time

PRUDENTIAL FINANCIAL, INC.

on which the lump-sum payment above is based and would be eligible for continued health benefits at active employee contribution levels for three years, plus a gross up for any expected tax consequences associated with providing these health benefits.

Excise Tax and Gross-Up Payments. The Code imposes an excise tax on certain benefits paid in connection with a change of control if total benefits exceed a threshold of 2.99 times annual compensation (which is computed in accordance with a complex formula). If the total benefits exceed the Code’s threshold by less than 10%, then these benefits will be reduced to the threshold level. If, however, total benefits exceed the 2.99 Code threshold by 10% or more, then the Company will pay the entire amount of such payments, plus a “gross-up” payment to compensate the executive for any federal excise tax and other taxes (including federal, state and local income taxes) due to the excise tax payment.

Accelerated Vesting of Equity Grants. Both the Program and the Omnibus Plan, which was approved by shareholders in 2003, provide for accelerated vesting of equity grants in the event of a change of control only if the Compensation Committee determines prior to the change of control that outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer. This provision of the Omnibus Plan applies to all employees who hold unvested equity grants in the event of a change of control, and is not an additional benefit provided to participants in the Program. If the Compensation Committee determines in good faith that such awards will be honored or assumed or substituted with equitable replacement awards made by a successor employer, then the vesting of such awards will not accelerate and payments will be made early only if a participant is subsequently terminated.

Perquisites

As noted on page 16, special benefits and perquisites for executives are minimized and based on a business purpose.

The incremental cost of any personal use of Company-provided aircraft by the Named Executive Officers is required to be reimbursed to the Company.

The Company provides vehicles and drivers for Messrs. Ryan, Strangfeld, Lawson, Grier and Ms. Banta for security purposes and business convenience. The cost allocated to personal use of Company-provided vehicles by these executives, including personal commutation expenses, is reported in the Summary Compensation Table. The Company also provides security at the residence of the Chief Executive Officer, and this cost is also included in the Summary Compensation Table.

2006 Results and Compensation of Named Executive Officers

Base Salaries

With the exception of Mr. Carbone, none of the Named Executive Officers received a salary increase in 2006. Mr. Carbone received a salary increase of $25,000 in March 2006.

Annual Incentives

To determine the annual incentive awards listed in the “Bonus” column of the Summary Compensation Table for the Named Executive Officers, we evaluated the performance of each individual in 2006, reviewed market comparisons for each position and considered a number of quantitative and qualitative performance criteria related to the Company and the individual.

With respect to performance of the business, our ROE increased to 14.6% in 2006 from 12.3% in 2005 (compared to less than 6% when we became a public company in 2001). Our pre-tax AOI increased 17.5% over 2005, and our EPS increased 27.3%, from $4.83 to $6.15.

Total shareholder return for the year exceeded 18%. Since the end of 2001, our stock has appreciated by 159%, and delivered average annual appreciation of 22%. The Dow Jones Industrial Average and S&P 500 each appreciated by 24% over the same 5-year period, with average annual appreciation amounting to less than 6%. During 2006 we declared an annual dividend of $0.95 per share, an increase of 22% over the previous year, and repurchased $2.5 billion of our common stock.

Mr. Ryan’s annual incentive award for his 2006 performance was $6,300,000, and his salary remained flat at $1 million. This represented an increase in total annual cash compensation of slightly less than 10%, which was in line with the range of percentage increases in total annual cash compensation for each of the other Named Executive Officers. The amount of the annual incentive payment for each of the Named Executive Officers is listed in the “Bonus” column of the Summary Compensation Table on page 24.

2007 PROXY STATEMENT

Long-Term Incentives

As explained above, our current practice is to provide long-term incentives in the form of stock options and performance shares. In February 2006, the Named Executive Officers received grants of stock options and a target number of performance shares based on an evaluation of their individual performance, market pay positioning and retention considerations. In accordance with SEC rules, we have included in the Summary Compensation Table the dollar value of the amount of accounting expense for each Named Executive Officer in 2006 under FAS 123R. These amounts include grants from prior years and accelerate the recognition of grants for individuals who are retirement eligible. In determining the appropriate number of stock options and target performance shares to grant to an individual executive, the Committee does not recognize prior year grants or change the value ascribed to a grant if the individual meets the definition of “retirement eligible” under the Omnibus Plan.

The Committee awarded stock options and a target number of performance shares for each Named Executive Officer in February 2007 based on individual performance, competitive positioning at peer companies and retention considerations. While these grants will not be included in the Summary Compensation Table until next year, we are providing information on the number of shares granted in the following table.

2007 Grants
Name	Stock Options	Target Performance Shares
Arthur F. Ryan	184,190	59,911
Richard J. Carbone	27,169	8,838
John R. Strangfeld, Jr.	66,310	21,569
Vivian L. Banta	66,310	21,569
Rodger A. Lawson	66,310	21,569
Mark B. Grier	66,310	21,569

With respect to the target number of shares indicated in the Target Performance Shares column, the Compensation Committee will determine the actual number of shares the executive will receive under the performance share program in February 2010 after the end of the 2007-2009 performance period. The target number of shares will be received upon attainment of an average ROE of 15% and a compounded annual growth rate in EPS of 13% over the 2007 through 2009 performance period. Both the ROE and EPS targets are based on after-tax AOI, normalized for significant one-time benefits or charges that do not accurately reflect the operating performance of the Company’s businesses in the judgment of the Compensation Committee. Attainment of average ROE of 16% and EPS growth of 14% would result in an award of 150% of target. No award would be earned if average ROE is 10% or less and EPS growth is 6% or less.

Policy on Tax Deductibility of Executive Compensation

It is our policy to structure and administer our annual and long-term incentive plans and stock option grants for our CEO and other Named Executive Officers to maximize the tax deductibility of the payments as “performance-based” compensation under Section 162(m) of the Code. In 2006, all such compensation was deductible. The Compensation Committee, however, may provide benefits that are not tax deductible if the Committee determines it is appropriate to do so.

PRUDENTIAL FINANCIAL, INC.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The tables below contain information for the Chief Executive Officer, the Chief Financial Officer and the next four highest paid executive officers. While we are only required to report on the next three highest paid executive officers, we have included four individuals as this more appropriately reflects our leadership structure.

Summary Compensation Table

Name & Principal Position	Year	Salary($)	Bonus ($)[1]	Stock Awards($)[2]	Option Awards($)[2]	Change in Pension Value($)[3]	All Other Compensation($)[4]	Total($)
Arthur F. Ryan Chairman and Chief Executive Officer	2006	$1,000,000	$6,300,000	$9,435,896	$5,166,802	$3,568,297	$279,140	$25,750,135

Richard J. Carbone Chief Financial Officer	2006	$465,192	$1,600,000	$1,676,976	$901,025	$268,239	$56,445	$4,967,877

John R. Strangfeld, Jr. Vice Chairman, Investments Division	2006	$600,000	$3,800,000	$2,459,396	$1,265,405	$3,135,316	$127,753	$11,387,870

Vivian L. Banta[5] Vice Chairman, Insurance Division	2006	$525,000	$3,500,000	$3,931,244	$2,152,197	$457,060	$632,010	$11,197,511

Rodger A. Lawson[6] Vice Chairman, International Division	2006	$525,000	$3,300,000	$3,878,781	$2,118,724	$553,243	$126,629	$10,502,377

Mark B. Grier Vice Chairman, Financial Management	2006	$525,000	$3,000,000	$2,578,456	$1,345,436	$389,847	$120,391	$7,959,130

(1) The amounts in the Bonus column represent bonuses paid in March 2007 for performance in 2006. Mr. Strangfeld elected to defer $380,000 or 10% of his bonus under the Deferred Compensation Plan.

(2) The amounts in the Stock Awards and Option Awards columns represent performance shares, restricted stock and stock options cost, expensed over the requisite service period in 2006 as prescribed by FAS 123R. For grants made in 2006 to employees who are eligible to retire, the expense is accelerated to be 100% recognized by the retirement eligibility date. All Named Executive Officers above are affected at various levels as illustrated in the section below entitled FAS 123R Valuation of Equity Awards. For a description of the other assumptions used in determining the amount of equity expense recorded, see Notes 2 and 15 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.

(3) The amounts in the Change in Pension Value column represent the change in the actuarial present value of each Named Executive Officer’s accumulated benefit under the Merged Retirement Plan, the Supplemental Retirement Plan and the SERPs, as applicable, determined using interest rate and mortality rate assumptions consistent with those used for the Company’s financial statements on September 30, 2005 and September 30, 2006; namely, the RP 2000 generational mortality table with white collar adjustments, an interest discount rate of 5.50% for 2005 and 5.75% for 2006 and a cash balance interest crediting rate of 4.50% for 2005 and 4.75% for 2006. The amounts represented above may fluctuate significantly in a given year depending on a number of factors that affect the formula to determine pension benefits, including age, years of service and the measurement of average annual earnings.

Messrs. Ryan and Strangfeld accrue pension benefits under the Traditional Pension Formula and the other Named Executive Officers accrue pension benefits under the Cash Balance Formula (both formulas are described on pages 31-32). In accordance with the provisions of the Traditional Pension Formula, the years of earnings used for determining Average Eligible Earnings change every two years (most recently on January 1, 2006). The increase in the Change in Pension Value for Messrs. Ryan and Strangfeld is primarily due to the increase in the average earnings as measured on September 30, 2005 and September 30, 2006, and reflects in part the effect of the change in the years of earnings used.

(4) The amounts in the All Other Compensation column are described in the supplemental “All Other Compensation” table on page 26.

(5) Ms. Banta announced in February 2007 that she will retire in April 2007.

(6) Mr. Lawson announced in March 2007 that he will resign by May 1, 2007.

2007 PROXY STATEMENT

FAS 123R Valuation of Equity Awards. Under applicable accounting standards, equity awards are generally expensed ratably over the vesting period (in our case, typically three years). However, beginning in 2006, we are required to recognize 100% of the expense in the year of grant for those individuals who are or become eligible for approved retirement treatment during the year under the Omnibus Plan, and record the expense for other individuals in light of how close they are to being eligible for approved retirement treatment. Messrs. Ryan, Carbone, Lawson and Ms. Banta are considered to be eligible for approved retirement treatment under the Omnibus Plan. As a result, 100% of their 2006 equity grants were expensed in 2006. As illustrated in the table below, the amounts listed for each individual in the Summary Compensation Table for Stock Awards and Option Awards consist of varying percentages of the total expense for each grant year that was expensed in 2006.

Percentage of Total Expense for Each Grant Year Expensed in 2006

Performance Shares
Name	2003 Grants	2004 Grants	2005 Grants	2006 Grants
Arthur F. Ryan	0.00%	33.33%	33.33%	100.00%
Richard J. Carbone	*4.17%	33.33%	33.33%	100.00%
John R. Strangfeld, Jr.	0.00%	33.33%	33.33%	33.36%
Vivian L. Banta	0.00%	33.33%	33.33%	100.00%
Rodger A. Lawson	0.00%	33.33%	33.33%	100.00%
Mark B. Grier	0.00%	33.33%	33.33%	58.24%

Stock Options
Name	2003 Grants	2004 Grants	2005 Grants	2006 Grants
Arthur F. Ryan	4.17%	33.33%	33.33%	100.00%
Richard J. Carbone	4.17%	33.33%	33.33%	100.00%
John R. Strangfeld, Jr.	4.17%	33.33%	33.33%	30.56%
Vivian L. Banta	4.17%	33.33%	33.33%	100.00%
Rodger A. Lawson	4.17%	33.33%	33.33%	100.00%
Mark B. Grier	4.17%	33.33%	33.33%	55.08%

* Represents restricted stock for Mr. Carbone.

PRUDENTIAL FINANCIAL, INC.

The table below supplements the Summary Compensation Table to provide detail on information disclosed in the All Other Compensation column.

All Other Compensation
Name	Perquisites[1]	PESP Contributions[2]	SESP Contributions[2]	Dividend Equivalents[3]	Other Payments[4]	Total
Arthur F. Ryan	$37,222	$5,769	$31,200	$204,949		$279,140
Richard J. Carbone	$—	$8,800	$9,808	$37,837		$56,445
John R. Strangfeld, Jr.	$19,310	$6,923	$13,345	$88,175		$127,753
Vivian L. Banta	$22,835	$8,800	$12,200	$88,175	$500,000	$632,010
Rodger A. Lawson	$19,666	$8,800	$12,200	$85,963		$126,629
Mark B. Grier	$25,019	$8,800	$12,200	$74,372		$120,391

(1) For Mr. Ryan, the amount in the Perquisites column represents $12,743 for the cost of home security and $24,479 for the cost of Company-provided vehicles for personal and commuting purposes. For Messrs. Strangfeld, Lawson and Grier and Ms. Banta, the amount represents costs for personal and commuting usage of Company-provided vehicles. The amounts included in the above table for personal and commuting use of vehicles reflect the Company’s determination of the costs allocable to the actual personal and commuting usage of each individual.

(2) The amounts in the PESP and SESP Contributions columns represent employer contributions to the Named Executive Officers’ accounts in 2006.

(3) The amounts in the Dividend Equivalents column represents dividend equivalents paid in 2006 for outstanding performance shares awarded in 2004, 2005 and 2006. These dividend equivalents were paid at the same rate as dividends paid to all shareholders.

(4) The amount in the Other Payments column for Ms. Banta represents a $500,000 one-time payment in March 2007 that was approved by the Compensation Committee and the Board of Directors in February 2007 in connection with her continued service beyond her preferred retirement date. Ms. Banta will retire in April 2007.

2007 PROXY STATEMENT

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Option Awards: Number of Securities Underlying Options(#)[2]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold(#)	Target(#)	Maximum(#)
Arthur F. Ryan	02/14/06	29,841	59,682	89,523			$4,544,784
	02/14/06				179,069	$76.15	$3,192,800
Richard J. Carbone	02/14/06	4,891	9,782	14,673			$744,899
	02/14/06				29,348	$76.15	$523,275
John R. Strangfeld, Jr.	02/14/06	11,937	23,873	35,810			$1,817,929
	02/14/06				71,628	$76.15	$1,277,127
Vivian L. Banta	02/14/06	11,937	23,873	35,810			$1,817,929
	02/14/06				71,628	$76.15	$1,277,127
Rodger A. Lawson	02/14/06	11,937	23,873	35,810			$1,817,929
	02/14/06				71,628	$76.15	$1,277,127
Mark B. Grier	02/14/06	10,611	21,221	31,832			$1,615,979
	02/14/06				63,669	$76.15	$1,135,218

(1) The amounts in the columns under the Estimated Future Payouts Under Equity Incentive Plan Awards section of this table represent grants of performance shares made under the 2006 performance share program described in the Compensation Discussion and Analysis. The number of shares actually received will be determined over a three-year performance period based on the satisfaction of performance goals. Under the 2006 performance shares program, the target number of performance shares will be earned if average ROE for the 2006-2008 performance period is 12.5% and the compounded annual growth rate for EPS is 12%. Achievement of 13.5% or more average ROE and EPS growth of 14% or more would result in an award of 150% of the target while average ROE of 11% or less and EPS growth of 10% or less would result in an award of 50% of target. The actual number of shares to be received will be determined by the Compensation Committee in February 2009. Dividend equivalents are paid on the performance shares as if the performance shares represented shares of Prudential Financial Common Stock.

(2) The All Other Option Awards column represents the number of stock options granted under the Omnibus Plan. Stock options vest one-third each year on the anniversary of the grant date and expire 10 years from grant date. The exercise price for these stock options is the closing price of Prudential Financial Common Stock on the grant date of February 14, 2006.

(3) The Grant Date Fair Value for performance shares is calculated as the target number of performance shares multiplied by the closing price of $76.15 of Prudential Financial Common Stock on the grant date of February 14, 2006. For stock options, these values are hypothetical values developed under a binomial option pricing model, which is a complex, mathematical formula to determine fair value of stock options on the date of grant. The binomial option pricing model is a flexible, lattice-based valuation model that takes into consideration transferability, illiquidity during the vesting period, fixed estimate of volatility, and expected life of the options. As such, the table values are hypothetical and may not reflect the true value an option holder would realize upon exercise. We make the following assumptions when calculating the grant date fair value of the stock option grants: exercise price is equal to our share price on the grant date, 5.14 year life expected for each option, expected dividend yield is 1.2%, risk-free rate of return of 4.54%, and expected price volatility of 20.65%.

PRUDENTIAL FINANCIAL, INC.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards[1]				Stock Awards[2]
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Arthur F. Ryan	02/14/2006	0	179,069	$76.15	02/14/2016	59,682	$5,124,297
	02/08/2005	74,529	149,060	$55.75	02/08/2015	111,816	$9,600,522
	02/10/2004	163,056	81,529	$45.00	02/10/2014	122,265	$10,497,673
	02/11/2003	275,230	0	$29.90	02/11/2013
	12/18/2002	423,119	0	$32.00	12/18/2012
Richard J. Carbone	02/14/2006	0	29,348	$76.15	02/14/2016	9,782	$839,883
	02/08/2005	13,741	27,484	$55.75	02/08/2015	20,616	$1,770,090
	02/10/2004	32,611	16,306	$45.00	02/10/2014	24,453	$2,099,535
	02/11/2003	0	0	$29.90	02/11/2013
	12/18/2002	0	0	$32.00	12/18/2012
John R. Strangfeld, Jr.	02/14/2006	0	71,628	$76.15	02/14/2016	23,873	$2,049,736
	02/08/2005	31,675	63,351	$55.75	02/08/2015	47,522	$4,080,239
	02/10/2004	74,540	37,270	$45.00	02/10/2014	55,893	$4,798,973
	02/11/2003	137,615	0	$29.90	02/11/2013
	12/18/2002	68,158	0	$32.00	12/18/2012
Vivian L. Banta	02/14/2006	0	71,628	$76.15	02/14/2016	23,873	$2,049,736
	02/08/2005	31,675	63,351	$55.75	02/08/2015	47,522	$4,080,239
	02/10/2004	74,540	37,270	$45.00	02/10/2014	55,893	$4,798,973
	02/11/2003	0	0	$29.90	02/11/2013
	12/18/2002	43,620	0	$32.00	12/18/2012
Rodger A. Lawson	02/14/2006	0	71,628	$76.15	02/14/2016	23,873	$2,049,736
	02/08/2005	31,675	63,351	$55.75	02/08/2015	47,522	$4,080,239
	02/10/2004	69,881	34,941	$45.00	02/10/2014	52,400	$4,499,064
	02/11/2003	0	0	$29.90	02/11/2013
	12/18/2002	0	0	$32.00	12/18/2012
Mark B. Grier	02/14/2006	0	63,669	$76.15	02/14/2016	21,221	$1,822,035
	02/08/2005	27,948	55,898	$55.75	02/08/2015	41,931	$3,600,196
	02/10/2004	58,234	29,118	$45.00	02/10/2014	43,667	$3,749.249
	02/11/2003	0	0	$29.90	02/11/2013
	12/18/2002	0	0	$32.00	12/18/2012

(1) The Option Awards listed above vest at the rate of one-third per year on the anniversary of the date of grant.

(2) The Stock Awards columns reflect the number of outstanding performance shares at maximum payout for the 2004 and 2005 grants and target payout for the 2006 grant. The dollar values represent the estimated value of outstanding performance shares at maximum payout for the 2004 and 2005 grants and target payout for the 2006 grant, based on a stock price of $85.86 per share, the closing price of Prudential Financial Common Stock on December 29, 2006.

2007 PROXY STATEMENT

Option Exercises and Stock Vested in 2006
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)[1]	Number of Shares Acquired on Vesting(#)[2]	Value Realized on Vesting($)[3]
Arthur F. Ryan	0	$0	114,645	$8,730,217

Richard J. Carbone	105,418	$4,688,752	16,051	$1,207,838

John R. Strangfeld, Jr.	68,157	$3,168,115	68,787	$5,238,130

Vivian L. Banta	203,047	$10,756,439	68,787	$5,238,130

Rodger A. Lawson	196,468	$10,314,162	57,323	$4,365,146

Mark B. Grier	173,533	$7,134,543	45,858	$3,492,087

(1) The amounts in the Option Awards-Value Realized on Exercise column represents the difference between the last sale price of Prudential Financial Common Stock on the date of exercise and the exercise price.

(2) The amounts in the Stock Awards-Number of Shares Acquired on Vesting column represents the maximum payout of shares of Prudential Financial Common Stock for the 2003 performance share grants at 150% of target in February 2006 for Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Lawson and Mr. Grier. Mr. Carbone’s amount represents the vesting of his 2003 restricted stock grant in February 2006.

(3) The amounts in the Stock Awards-Value Realized on Vesting column represents the product of the number of shares released and the closing sale price of Prudential Financial Common Stock on the date of vesting ($75.25 for Mr. Carbone and $76.15 for the other Named Executive Officers).

PRUDENTIAL FINANCIAL, INC.

Pension Benefits

The table below shows the present value of accumulated benefits as of September 30, 2006, payable for each of the Named Executive Officers, including the years of service credited to each such Named Executive Officer, under each of the retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements; namely, the RP 2000 generational mortality table with white collar adjustments and an interest discount rate of 5.75%. Cash balance accounts are assumed to grow with interest at 4.75% until commencement of pension benefits. An employee who is not eligible to retire as of September 30, 2006, is assumed to remain employed until the date he or she is eligible for an unreduced benefit solely for the purpose of determining whether the additional benefits provided to retirees will be included in the present value. No additional earnings or service after September 30, 2006, are included in the calculation of the pension benefit.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service(#)		Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
Arthur F. Ryan	• Merged Retirement Plan – Traditional Pension Formula	11		$2,068,545		$0
	• Supplemental Retirement Plan – Traditional Pension Formula	11		$12,691,586		$0
	• Supplemental Retirement Plan – Cash Balance Formula	n/a	[1]	$6,699		$0
	• SERP	34	[2]	$22,039,010	[3]	$0
Richard J. Carbone	• Merged Retirement Plan – Cash Balance Formula	9		$1,089,086		$0
	• Supplemental Retirement Plan – Cash Balance Formula	9		$656,032		$0
John R. Strangfeld, Jr.	• Merged Retirement Plan – Traditional Pension Formula	29		$1,378,195		$0
	• Supplemental Retirement Plan – Traditional Pension Formula	29		$15,254,436		$0
	• Supplemental Retirement Plan – Cash Balance Formula	n/a	[1]	$20,773		$0
Vivian L. Banta	• Merged Retirement Plan – Cash Balance Formula	6		$691,270		$0
	• Supplemental Retirement Plan – Cash Balance Formula	6		$1,229,910		$0
Rodger A. Lawson	• Merged Retirement Plan – Cash Balance Formula	10		$1,484,426		$0
	• Supplemental Retirement Plan – Cash Balance Formula	10		$1,558,510		$0
Mark B. Grier	• Merged Retirement Plan – Cash Balance Formula	11		$1,078,585		$0
	• Supplemental Retirement Plan – Cash Balance Formula	11		$1,453,869		$0

(1) This benefit is a result of an allocation of demutualization compensation distributed to all participants in the Merged Retirement Plan in 2002 (“Demutualization Credit”). Ongoing service is not a consideration in determining this benefit for these participants.

(2) Credited service under this plan includes 22 years of service with Mr. Ryan’s former employer. The benefit is calculated by determining Mr. Ryan’s benefit using 34 years of service under the SERP formula and offsetting that amount by the benefit that would be payable under the Merged Retirement Plan and Supplemental Retirement Plan based on Mr. Ryan’s service with Prudential and the amount that would be payable under Mr. Ryan’s former employer’s plans. The resulting benefit augmentation in terms of present value is $22,039,010.

(3) SERP benefit is assumed to commence on October 1, 2006.

2007 PROXY STATEMENT

Traditional Pension Formula

Traditional Pension Formula benefits are subject to Code limits and determined using the following formula:

(1.35% x Average Eligible Earnings up to Covered Compensation + 2% x Average Eligible Earnings in excess of Covered Compensation) x Years of Credited Service up to 25 years

+

(.75% x Average Eligible Earnings up to Covered Compensation + 1.35% x Average Eligible Earnings in excess of Covered Compensation) x Years of Credited Service for the next 13 years

+

1% x Average Eligible Earnings x Years of Credited Service in excess of 38 years

For a separation from service in 2006, Average Eligible Earnings are determined by taking an average of earnings (base salary plus annual incentive payments for performance for that year) over a period of time beginning January 1, 1999 and ending on the date of separation after dropping the lowest two years of earnings in that period. Under the Traditional Pension Formula, the starting point for the averaging period is moved forward two years on January 1 of every even calendar year. Covered Compensation for a year is the average of the Social Security wage bases for the 35 years ending in the year the participant will reach Social Security normal retirement age. Benefits are payable as early as age 55 (with a reduction in benefit) as a single life annuity if not married or an actuarially equivalent 50% joint and survivor annuity if married.

A participant’s benefit will be determined as the greater of:

•	the benefit as determined above calculated at the time of separation from service; and

•	the benefit as determined above calculated as of January 1, 2002, plus all or a portion of the Supplemental Retirement Plan benefit calculated as of January 1, 2002.

Additional benefits are provided to participants who are eligible to retire upon separation from service. A participant is eligible to retire if he or she separates from service either:

•	after attainment of age 55 with 10 years of vesting service;

•	after attainment of age 65; or

•	due to an involuntarily termination (other than for cause or exhausting short term disability benefits) after attainment of age 50 with 20 years of continuous service (the “50/20 Provision”).

If a participant is eligible to retire, the following additional benefits are provided under the Traditional Pension Formula:

•	survivor benefits with no actuarial reduction;

•	lesser, or no, reduction in benefit for benefit commencement before age 65; and

•	an additional benefit paid to age 65.

Benefits in the table above are assumed to commence in the form of a 50% joint and survivor annuity on the date the participant is eligible for an unreduced benefit, i.e., the earlier of i) the first of the month on or following the later of attainment of age 60 and 30 years of service and ii) the first of the month on or following attainment of age 65 (“Normal Retirement Date”).

PRUDENTIAL FINANCIAL, INC.

Cash Balance Formula

Benefits are subject to Code limits and computed using a cash balance methodology that provides for credits to be made to a hypothetical account. The hypothetical accounts are allocated basic credits equal to 2% to 14% (depending on age and service) of base salary and annual incentive payments (when paid). Interest credits are made to the participant’s hypothetical account each month. The Cash Balance Formula sets the interest rate each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year, with a minimum rate of 4.25%. Active participants on July 1, 2003, received an additional credit equal to the participant’s Supplemental Retirement Plan cash balance formula benefit determined as of January 1, 2002, if any. Benefits are payable at any time after separation of service as a lump-sum amount (based on the account balance) or an actuarially equivalent single life annuity, 50% joint and survivor annuity, or 50% contingent annuity. Employees who chose the Cash Balance Formula in the Pension Choice Election process have a frozen “Grandfathered Benefit” determined as the accrued benefit under the Traditional Pension Formula as of January 1, 2002. The value of the Grandfathered Benefit, and early retirement subsidies on this benefit, if applicable, are included in determining the payable benefit.

In the table above, cash balance accounts are assumed to grow with interest until and benefits will commence on:

•

for Mr. Ryan and Mr. Strangfeld (whose Cash Balance Formula benefits are due only to the Demutualization Credit), the same date benefits are assumed to commence under the Traditional Pension Formula; and

•	for Mr. Carbone, Ms. Banta, Mr. Lawson and Mr. Grier, the participant’s Normal Retirement Date.

Benefits are assumed to commence in a form that is based on a value comparison between a lump sum and a 50% joint and survivor annuity.

The Supplemental Retirement Plan and SERPs

Pension benefits under the Supplemental Retirement Plan and SERPs are generally paid in the same form and at the same time as elected under the applicable component of the Merged Retirement Plan. Retirement-eligible Traditional Pension Formula participants may elect to receive the Supplemental Retirement Plan and SERP benefits in the form of a lump sum.

Benefits in the table above are assumed to commence in the same form and at the same time as under the Merged Retirement Plan benefit, except as noted.

2007 PROXY STATEMENT

Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY($)[1]	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)[2]	Aggregate Balance at Last FYE($)[3]
Arthur F. Ryan	$31,200	$31,200	$681,769	$0	$5,044,798

Richard J. Carbone	$1,114,808	$9,808	$185,820	$(111,692)	$3,909,153

John R. Strangfeld, Jr.	$363,345	$13,345	$692,026	$0	$6,133,786

Vivian L. Banta	$12,200	$12,200	$652,621	$(1,692,447)	$8,843,530

Rodger A. Lawson	$312,200	$12,200	$97,120	$0	$1,314,607

Mark B. Grier	$12,200	$12,200	$7,652	$0	$172,099

The above table illustrates our Named Executive Officers’ participation in the SESP and the Deferred Compensation Plan, both of which are discussed on page 20.

(1) The Executive Contributions in Last FY column represents: a) Elective contributions of a portion of their salary to the SESP by Mr. Ryan, Mr. Carbone, Mr. Strangfeld, Ms. Banta, Mr. Lawson and Mr. Grier in the amounts of $31,200, $9,808, $13,345, $12,200, $12,200, and $12,200, respectively (which amounts are also included in the Salary Column of the Summary Compensation Table); and b) Elective deferrals of a portion of their annual incentive payment paid in 2006 for 2005 performance in the Deferred Compensation Plan by Mr. Carbone, Mr. Strangfeld, and Mr. Lawson in the amounts of $1,105,000, $350,000, and $300,000, respectively. The amounts for Messrs. Strangfeld and Lawson were reported as annual incentive payments in last year’s proxy statement.

(2) The Aggregate Withdrawals/Distributions column represents distributions in 2006 from the Deferred Compensation Plan for the 2000 plan year in the form of monthly payments for Mr. Carbone that began in 2003, and for the 2002 plan year for Ms. Banta in a lump sum. Distribution options for payments under the Deferred Compensation Plan are chosen as lump-sum or monthly payments over a period of up to 10 years. A recordkeeping account is created for the deferred earnings for the participant. Interest is earned on the account based on the participant’s notional fund elections. Participants may change notional fund elections once per month.

(3) The Aggregate Balance at Last FYE column represents balances from SESP and the Deferred Compensation Plan and includes various amounts previously reported in the Summary Compensation Table as salary or annual incentive payments.

PRUDENTIAL FINANCIAL, INC.

Potential Post-Employment Payments

The following table provides information with respect to the potential post-employment payments for Named Executive Officers in the event of:

•	voluntary termination;

•	involuntary termination without cause;

•	separation due to change of control of the Company;

•	separation due to disability; and

•	separation due to death.

We have provided additional information concerning these termination events following the table.

The table has been prepared in accordance with the SEC rules and, in accordance with those rules, assumes the relevant termination of employment occurred on December 31, 2006 and, in calculating payments, uses the price of Prudential Common Stock on December 29, 2006 ($85.86).

Retirement eligibility differs according to the employment separation event. The table assumes that benefits are paid in an annuity form and commence for Mr. Strangfeld on January 1, 2009, and for all other Named Executive Officers on January 1, 2007, unless stated otherwise. The table assumes Board approval of various payments and SERP Early Retirement Benefits, as applicable, for all Named Executive Officers. Mr. Ryan is not expected to receive SERP Early Retirement Benefits because this provision would not change his total retirement benefit, and Ms. Banta does not meet the eligibility requirements for these benefits.

Excluded from the table are:

•

the benefits the Named Executive Officers would be entitled to in the SESP and the Deferred Compensation Plan (these benefits are described on page 20 and disclosed in the Non-Qualified Deferred Compensation table on page 33);

•

additional payments to the Named Executive Officers under PESP and The Prudential Welfare Benefits Plan (a plan providing, among other things, life insurance, disability insurance, medical insurance and dental insurance), which do not discriminate in scope, terms, or operation in favor of the Named Executive Officers and are generally available to all salaried employees.

•

the effects of an involuntary separation for cause, which will result in a forfeiture of all outstanding vested and unvested stock options and performance shares. Named Executive Officers will receive no additional payments for a separation for cause.

The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments will depend on the circumstances and timing of any termination. The information below constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

2007 PROXY STATEMENT

Potential Post-Employment Payments
Name	Payments/Benefits Upon Termination	Voluntary Termination/ Early or Normal Retirement($)	Involuntary Termination Without Cause($)	Separation Due to Change of Control($)		Separation Due to Disability($)		Separation Due to Death($)
Arthur F. Ryan, Chairman & Chief Executive Officer	Severance Payment			$25,160,493	[1]
	Annual Incentive	$4,783,400	$4,783,400	$4,783,400		$4,783,400		$4,783,400
	Long Term Incentives
	Stock Options[2]
	Performance Shares			$18,523,093	[3]	$18,523,093	[3]	$18,523,093	[3]
	Benefits/ Perquisites
	SERP
	Health/Life			$17,770	[4]	$7,067,994
	Additional Retirement Accruals	$1,196,211	$1,196,211	$1,196,211		$1,196,211		$600,698
	Excise Tax Gross-Up			$0	[5]
	TOTAL:	$5,979,611	$5,979,611	$49,680,967		$31,570,698		$23,907,191
Richard J. Carbone, Chief Financial Officer	Severance Payment		$2,380,100	$6,964,181	[1]
	Annual Incentive		$1,116,700	$1,116,700		$1,116,700		$1,116,700
	Long Term Incentives
	Stock Options[2]
	Performance Shares			$3,419,632	[3]	$3,419,632	[3]	$3,419,632	[3]
	Benefits/Perquisites
	SERP		$376,508
	Health/Life			$39,662	[4]	$3,545,331
	Additional Retirement Accruals		$535,314	$145,135		$1,134,251		$147,404
	Excise Tax Gross-Up			$3,665,890	[5]
	TOTAL:		$4,408,622	$15,351,200		$9,215,914		$4,683,736
John R. Strangfeld, Jr. Vice Chairman, Investment Division	Severance Payment		$5,500,100	$19,545,053	[1]
	Annual Incentive		$3,066,700	$3,066,700		$3,066,700		$3,066,700
	Long Term Incentives
	Stock Options[2]
	Performance Shares			$7,969,182	[3]	$7,969,182	[3]	$7,969,182	[3]
	Benefits/Perquisites
	SERP		$8,512,247	$8,173,328
	Health/Life			$6,954	[4]	$12,353,436
	Additional Retirement Accruals		$8,322,953	$7,644,096		$834,230		$3,807,602
	Excise Tax Gross-Up			$10,025,206	[5]
	TOTAL:		$25,402,000	$56,430,519		$24,223,548		$14,843,484
Vivian L. Banta Vice Chairman, Insurance Division	Severance Payment		$4,887,600	$13,558,718	[1]
	Annual Incentive		$2,733,400	$2,733,400		$2,733,400		$2,733,400
	Long Term Incentives
	Stock Options[2]
	Performance Shares			$7,969,182	[3]	$7,969,182	[3]	$7,969,182	[3]
	Benefits/Perquisites
	SERP
	Health/Life			$46,362	[4]	$10,970,964
	Additional Retirement Accruals		$864,358	$310,017		$2,945,915		$314,341
	Excise Tax Gross-Up			$7,020,145	[5]
	TOTAL:		$8,485,358	$31,637,824		$24,619,461		$11,016,923

PRUDENTIAL FINANCIAL, INC.

Name	Payments/Benefits Upon Termination	Voluntary Termination/ Early or Normal Retirement($)	Involuntary Termination Without Cause($)		Separation Due to Change of Control ($)		Separation Due to Disability($)		Separation Due to Death($)
Rodger A. Lawson, Vice Chairman, International Division	Severance Payment		$4,487,600		$12,634,840	[1]
	Annual Incentive	$2,466,700	$2,466,700		$2,466,700		$2,466,700		$2,466,700
	Long Term Incentives
	Stock Options[2]
	Performance Shares				$7,769,214	[3]	$7,769,214	[3]	$7,769,214	[3]
	Benefits/Perquisites
	SERP		$454,375		$454,375
	Health/Life				$23,741	[4]	$8,185,168
	Additional Retirement Accruals	$335,260	$985,523		$413,033		$2,066,802		$340,405
	Excise Tax Gross-Up				$7,148,285	[5]
	TOTAL:	$2,801,960	$8,394,198		$30,910,188		$20,487,884		$10,576,319
Mark B. Grier, Vice Chairman, Financial Management	Severance Payment		$4,312,500		$13,287,522	[1]
	Annual Incentive		$2,350,000		$2,350,000		$2,350,000		$2,350,000
	Long Term Incentives
	Stock Options[2]
	Performance Shares				$6,721,636	[3]	$6,721,636	[3]	$6,721,636	[3]
	Benefits/Perquisites
	SERP		$1,454,542
	Health/Life				$47,186	[4]	$12,692,505
	Additional Retirement Accruals		$579,070	[6]	$260,905		$2,818,716		$265,550
	Excise Tax Gross-Up				$6,748,273	[5]
	TOTAL:		$8,696,112		$29,415,522		$24,582,857		$9,337,186

(1) Includes severance payments equal to three times annual cash compensation (including one times salary plus annual incentive for execution of a non-competition agreement), and a cash payment for the pension impact of additional 3 years of credited service.

(2) For disability and death, accelerated vesting of all stock options with up to 3 years to exercise.

(3) Includes the value of 2004, 2005 and 2006 target performance shares paid based on the closing common stock price on December 29, 2006.

(4) Reflects the expected contribution subsidy for 36 months and the associated tax gross-up. For this purpose, we have assumed the 2007 premium and contribution rates continue for the full 36 months.

(5) Named Executive Officers (NEOs) who voluntarily retire continue to vest in equity awards, provided they abide by non-compete provisions contained in the award agreements. If a NEO is deemed unlikely to work for a competitor following a voluntary retirement, the value of the NEO’s unvested equity awards is not considered a taxable benefit under Code Section 280G. Mr. Ryan, who is near normal retirement age, is presumed unlikely to work for a competing employer upon a voluntary retirement. Consequently, we have assumed that upon a change of control the value of his unvested stock options and outstanding grants of performance shares would not constitute taxable benefits under Section 280G of the Code. Since the remaining NEOs are further from normal retirement age, we have assumed that the value of their unvested stock options and outstanding grants of performance shares would constitute taxable benefits under Section 280G, subject to a 20% excise tax. The gross-up amounts reflect these assumptions.

(6) Assumes benefit commencement on November 1, 2007 (which represents a delay from earliest commencement date to maximize the benefit).

2007 PROXY STATEMENT

Voluntary Termination; Early or Normal Retirement

Severance. The Named Executive Officers are not entitled to a severance payment upon voluntary separation.

Annual Incentives. Subject to Board approval, upon a voluntary termination, Mr. Ryan and Mr. Lawson may be eligible to receive an annual incentive payment based on an average of the previous three years’ annual incentive awards because they are retirement eligible under the Merged Retirement Plan.

Stock Options. Upon a voluntary termination in the case of Mr. Ryan, Mr. Carbone, Ms. Banta and Mr. Lawson, each of whom is eligible for approved retirement treatment under the Omnibus Incentive Plan:

•	vested stock options remain exercisable for a period of up to 5 years from the employment termination date; and

•

except with respect to stock options granted in 2004, which have accelerated vesting, unvested stock options continue to vest according to the original vesting schedule if a release is executed. Once vested, these options can be exercised up to 5 years from the employment termination date.

Upon a voluntary termination in the case of Mr. Strangfeld and Mr. Grier both vested and unvested stock options are forfeited, except:

•	stock options that are granted in 2005 or later and are vested may remain exercisable for 90 days if a release is executed.

Performance Shares. Upon a voluntary termination in the case of Mr. Ryan, Mr. Carbone, Ms. Banta and Mr. Lawson, each of whom is eligible for approved retirement treatment under the Omnibus Incentive Plan:

•

each grant of performance shares will be paid out at the end of its respective performance period based on the actual number of shares earned as determined by the Compensation Committee, if a release is executed.

Upon a voluntary termination in the case of Mr. Strangfeld and Mr. Grier, all outstanding performance shares grants are forfeited.

Additional Retirement Accruals. Upon a voluntary termination, Mr. Ryan and Mr. Lawson, both of whom are retirement eligible under the Merged Retirement Plan, will receive an additional benefit based on the annual incentive.

Involuntary Termination Without Cause

Severance. Assuming all eligibility conditions are satisfied, under the Severance Plan, the Named Executive Officers, except Mr. Ryan, may be eligible for severance payments of up to 18 months of salary and annual incentive (as calculated under the Severance Plan).

Mr. Ryan is not eligible for severance benefits under any of the Company’s severance plans.

Annual Incentives. Subject to Board approval, each Named Executive Officer may be eligible to receive an annual incentive payment based on an average of the previous three years’ annual incentive awards.

Stock Options. Upon an involuntary termination, each Named Executive Officer is eligible for approved retirement treatment under the Omnibus Plan:

•	vested stock options remain exercisable for a period of up to 5 years from the employment termination date; and

•

except with respect to stock options granted prior to 2005, which have accelerated vesting, unvested stock options continue to vest according to the original vesting schedule if a release is executed. Once vested, these options can be exercised up to 5 years from the employment termination date.

Performance Shares. Upon an involuntary termination, each Named Executive Officer is eligible for approved retirement treatment under the Omnibus Plan:

•

each grant of performance shares will be paid out at the end of its respective performance period based on the actual number of shares earned as determined by the Compensation Committee, if a release is executed.

SERP. Upon an involuntary termination and assuming Mr. Carbone and Mr. Grier receive severance under the Severance Plan, Mr. Carbone, Mr. Strangfeld, Mr. Lawson and Mr. Grier will be retirement eligible and may receive a SERP Early Retirement Benefit.

Health/Life. Upon an involuntary termination, and assuming Mr. Carbone and Mr. Grier receive severance under the Severance Plan, Mr. Carbone, Mr. Strangfeld and Mr. Grier will become retirement eligible and thus eligible for retiree medical benefits.

Additional Retirement Accruals. Upon an involuntary termination with severance paid under the Severance Plan, the Named Executive Officers will receive

PRUDENTIAL FINANCIAL, INC.

additional benefits based on their respective annual incentive payments and, except for Mr. Ryan who is not eligible for the Severance Plan, additional benefits based on severance payments. Traditional Pension Formula and Supplemental Retirement Plan payments to Mr. Strangfeld will include the amount of severance paid as eligible earnings and will add as Credited Service the period of time over which the severance is based (e.g., 78 weeks). Cash Balance Formula and Supplemental Retirement Plan payments to Mr. Carbone, Ms. Banta, Mr. Lawson and Mr. Grier will include the amount of severance as eligible earnings.

Upon an involuntary termination, and assuming Mr. Carbone and Mr. Grier receive severance under the Severance Plan, Mr. Carbone, Mr. Strangfeld and Mr. Grier will become retirement eligible and will receive additional benefits as a result of retirement eligibility.

Separation Due to Change of Control

The Change of Control Program is described on pages 20-22. The following information reflects the Change of Control Program in effect on December 31, 2006. The Board of Directors has made significant changes to the Change of Control Program, which will be effective on October 2007. These changes are described on page 21 and include:

•	elimination of any tax gross-up;

•	limiting the payment multiple for the Named Executive Officers to two times salary and annual incentive; and

•	requiring the execution of a non-compete agreement by the Named Executive Officer as a condition of payment.

Annual Incentives. Subject to Board approval, the Named Executive Officers may be eligible to receive their respective annual incentive payment based on an average of the previous three years’ annual incentive awards.

Stock Option/Performance Shares. Both the Change of Control Program and the Omnibus Plan, which was approved by shareholders in 2003, provide for accelerated vesting of stock options and the payment of outstanding performance shares at target in cash within 30 days of a change of control only if the Compensation Committee determines prior to the change of control that outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer. This provision of the Omnibus Plan applies to all employees who hold unvested equity grants in the event of a change of control, and is not an additional benefit provided to Named Executive Officers. If the Compensation Committee determines in good faith that such awards will be honored or assumed or substituted with equitable replacement awards made by a successor employer, then the vesting of such awards will not accelerate and payments will be made early only if a participant is subsequently involuntarily terminated without cause. For the purposes of the table, we have assumed that the existing awards of the Named Executive Officers will not be substituted for other awards.

SERP. Upon a separation due to change of control, Mr. Strangfeld and Mr. Lawson will be retirement eligible and may receive a SERP Early Retirement Benefit.

Health/Life. Upon a separation due to a change of control, Mr. Strangfeld will become retirement eligible and thus eligible for retiree medical benefits.

Additional Retirement Accruals. Upon a separation due to a change of control, the Named Executive Officers will receive additional benefits based on their respective annual incentive payments. In addition, Mr. Strangfeld will become retirement eligible and will receive additional benefits as a result of retirement eligibility.

Separation Due to Disability

Annual Incentives. Subject to Board approval, each Named Executive Officer will be eligible to receive a discretionary annual incentive payment based on an average of the previous three years’ annual incentive awards.

Stock Options. Upon a separation due to disability, stock option vesting accelerates with up to 3 years to exercise.

Performance Shares. All outstanding grants of performance shares are paid at target in shares of Prudential Financial Common Stock.

Health/Life. Upon a separation due to disability, each Named Executive Officer receives a monthly disability payment based on the Named Executive Officer’s salary plus the most recently paid annual incentive.

2007 PROXY STATEMENT

Additional Retirement Accruals. Upon a separation due to disability, under the Cash Balance Formula, Mr. Carbone, Ms. Banta, Mr. Lawson, and Mr. Grier would receive additional credits until pension commencement, which is assumed to be each Named Executive Officer’s Normal Retirement Date.

The Named Executive Officers will also receive additional benefits based on their respective annual incentive payments.

Separation Due to Death

Annual Incentives. Subject to Board approval, each Named Executive Officer will be eligible to receive an annual incentive payment based on an average of the previous three years’ annual incentive awards.

Stock Options. Upon a separation due to death, stock option vesting accelerates with a minimum of 1 and up to 3 years to exercise.

Performance Shares Grants. All outstanding grants of performance shares are paid at target in shares of Prudential Financial Common Stock.

Additional Retirement Accruals. Upon a separation due to death, the benefit payable to the Named Executive Officer’s spouse will be increased by including in eligible earnings the Named Executive Officer’s annual incentive payment. In addition, under the 50/20 Provision, a Named Executive Officer could qualify as a retiree upon death. Mr. Strangfeld will become eligible to retire under the 50/20 Provision, and his spouse will receive additional benefits as a result.

PRUDENTIAL FINANCIAL, INC.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 14, 2007 by:

•	each Director and Named Executive Officers; and

•	all Directors and Named Executive Officers of Prudential Financial as a group.

We have also included in the table amounts invested in units of Prudential Financial Common Stock in the Deferred Compensation Plan for Non-Employee Directors and the Executive Deferred Compensation Plan. Although these amounts are not considered to be beneficially owned under SEC rules, we believe these vested holdings would be of interest to shareholders. In addition, we have included the target number of performance shares awarded to the Named Executive Officers under the performance share program described on page 23. Again, although these shares vest only upon the attainment of specified performance criteria, they represent an economic interest of the Named Executive Officers and have been reported to the SEC in Form 4 filings.

Name of Beneficial Owner	Number of Shares/ Deferred Units[1]		Number of Shares Subject to Exercisable Options	Target Number of Performance Shares[2]
Frederic K. Becker	31,771
Gordon M. Bethune	4,126
Gaston Caperton	8,783
Gilbert F. Casellas	14,219
James G. Cullen	22,686
William H. Gray III	14,622
Jon F. Hanson	75,106
Constance J. Horner	14,693
Karl J. Krapek	10,615
Christine A. Poon	1,703
Arthur F. Ryan	244,315		1,151,682	194,137
James A. Unruh	16,499
Vivian L. Banta	83,181		199,036	77,123
Richard J. Carbone	31,511		86,182	32,364
Mark B. Grier	88,844	[3]	164,472	70,744
Rodger A. Lawson	95,859		192,048	77,123
John R. Strangfeld, Jr.	88,339		359,371	77,123
All directors and executive officers as a group (20 persons)	915,681	[4]	2,449,200	583,393

(1) Includes the following number of shares or share equivalents in deferred units, as to which no voting or investment power exists: Ms. Banta, 21,109; Mr. Becker, 24,263; Mr. Bethune, 4,126; Mr. Caperton, 8,783; Mr. Casellas, 13,719; Mr. Cullen, 20,653; Mr. Gray, 13,609; Mr. Hanson, 65,093; Ms. Horner, 13,669; Mr. Krapek, 10,615; Mr. Lawson, 3,860; Ms. Poon 1,703; Mr. Ryan, 47,095; Mr. Strangfeld, 20,988; and Mr. Unruh, 13,738.

(2) The number of performance shares included in the table for each Named Executive Officer represents the target number of shares to be received upon the attainment of ROE and EPS goals under the performance share program described in the “Compensation Discussion and Analysis” section of this proxy statement.

(3) Includes 28,824 shares held by Mr. Grier in an account that is subject to a margin loan.

(4) The total beneficial ownership is less than 1% of the shares of Common Stock outstanding, as of February 14, 2007.

2007 PROXY STATEMENT

The following table shows all entities that were the beneficial owners of more than 5% of any class of Prudential Financial’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Stock	National Union Fire Insurance Company of Pittsburgh, PA1 c/o AIG Global Investment Group 2929 Allen Parkway, Suite A-36-04 Houston, TX 77019	885,714	44.3%

Class B Stock	Lexington Insurance Company[1] c/o AIG Global Investment Group 2929 Allen Parkway, Suite A-36-04 Houston, TX 77019	914,286	45.7%

Class B Stock	Pacific LifeCorp 700 Newport Center Drive Newport Beach, CA 92660	200,000	10.0%

(1) National Union Fire Insurance Company of Pittsburgh, PA, and Lexington Insurance Company are subsidiaries of American International Group, Inc. (“AIG”), resulting in AIG’s beneficially owning 90% of the Class B Stock.

To our knowledge, no person or entity is the beneficial owner of more than 5% of our Common Stock or more than 5% of the voting power of the combined Common Stock and Class B Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each Director, certain officers of Prudential Financial and beneficial owners of more than 10% of the Common Stock are required to report to the SEC, by a specified date, his or her transactions related to the Common Stock. Based solely on review of the copies of reports furnished to Prudential Financial and on written representations that no other reports were required to be filed, Prudential Financial believes that there were no filing deficiencies during 2006 by those required to file, except that a report for Ms. Banta with respect to a previously-elected distribution of 4,506 shares from the Deferred Compensation Plan was inadvertently filed after the two business day filing deadline.

SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2008 Annual Meeting of Shareholders for inclusion in Prudential Financial’s proxy statement pursuant to SEC Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”), materials must be received by the Secretary at Prudential Financial’s principal office in Newark, New Jersey, no later than November 23, 2007.

Such proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company’s By-laws, in order to be properly brought before the 2008 Annual Meeting, a notice of the matter the shareholder wishes to present at the meeting must be delivered to the Secretary at the Company’s principal office in Newark (see preceding paragraph), not less than 120 or more than 150 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s By-laws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 10, 2007 and no later than January 9, 2008. All director nominations and shareholder proposals must comply with the requirements of Prudential Financial’s By-laws, a copy of which may be obtained at no cost from the Secretary of Prudential Financial.

PRUDENTIAL FINANCIAL, INC.

“HOUSEHOLDING” OF PROXY MATERIALS AND ELIMINATION OF DUPLICATES

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address and to individuals with more than one account registered at Computershare with the same address unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of Prudential Financial or if you own more than one account registered at Computershare with the same address and would like to receive a separate copy of current or future proxy statements and annual reports, please contact Computershare at 1-800-305-9404. If you prefer, you can send a written request to Prudential Financial, Inc., Attn: Prudential Shareholder Services, P.O. Box 1708, Newark, NJ 07101-1708. If you share the same last name and address as multiple shareholders or if you own more than one account registered at Computershare with the same address and you would like Prudential Financial to send only one copy of future proxy statements, information statements and annual reports, please contact Computershare at the above phone number.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.computershare.com.

ANNUAL REPORT ON FORM 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to Prudential Financial’s Corporate Information Service at 1-877-998-ROCK (7625).

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Prudential Financial under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of Prudential Financial and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

Admission Ticket

C123456789

000004

000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

May 8, 2007, 2:00 p.m. EDT at

Prudential’s Corporate Headquarters,

751 Broad Street, Newark, New Jersey

You can vote by telephone OR Internet!

Available 24 hours a day 7 days a week!

VOTING INSTRUCTIONS ARE LOCATED ON THE BACK OF THIS CARD

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

The Board of Directors recommends a vote FOR the Election of Directors.

1. Election of Directors:	01 - Frederic K. Becker	02 - Gordon M. Bethune	03 - Gaston Caperton	04 - Gilbert F. Casellas +
	05 - James G. Cullen	06 - William H. Gray III	07 - Jon F. Hanson	08 - Constance J. Horner
	09 - Karl J. Krapek	10 - Christine A. Poon	11 - Arthur F. Ryan	12 - James A. Unruh

` Mark here to vote Mark here to WITHHOLD FOR all nominees vote from all nominees

	01		02		03		04		05		06		07		08		09		10		11		12
`		`		`		`		`		`		`		`		`		`		`		`
` For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

The Board of Directors recommends a vote FOR Proposal 2.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2007.

For Against Abstain `

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

	C 1234567890		J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
				MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
1 U P X		0 1 1	9 2 6 3	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#>	00OSKB

From NJ Turnpike (North & South); George Washington Bridge; Lincoln Tunnel: Take the NJ Turnpike to Exit 15W. Take Rte. 280 West to Exit 15A-B (first exit across bridge, staying left and following ramp until reaching Rte. 21/McCarter Highway, Turn right onto Rte. 21/McCarter Highway. Follow Rte. 21 South/McCarter Highway to Edison Place. Turn right onto Edison Place. The Edison Parking Lot will be on your left.

From the Holland Tunnel (Lower Manhattan): Exit the Holland Tunnel, follow signs to Pulaski Skyway. Take the first exit marked “Downtown Newark” to Raymond Blvd to Mulberry St (three traffic lights after Amtrak overpass/Penn Station Newark). Make a left onto Mulberry St. Turn left onto Edison Place (one block after Market St). Edison Parking Lot will be on your right.

From Staten Island: Cross Goethals Bridge and follow signs to Rte 1&9 North. Proceed onto the New Jersey Turnpike North. Exit the Turnpike at 13A. After paying the toll stay to the left following signs for “Rte 1&9 North - Newark”, exiting Rte. 1 & 9 North (left side of roadway) at “Rte 21 Newark”. Follow signs to McCarter Hwy/Rte 21 Newark. Take McCarter Hwy/Rte 21 to Edison Place (approximately 2.5 miles). Make left onto Edison Place. Edison Parking Lot will be on your left.

From Route 24; Route 78 East: Take Exit 57. Follow signs to Rte 21 North. Take McCarter Hwy/Rte 21 North to Edison Place. Make left onto Edison Place. Edison Parking Lot will be on your left.

From Route 280 East: Take Exit 15 for Rte 21 South. Turn right at McCarter Hwy/Rte 21 South. Follow Rte. 21/McCarter Highway to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

From Garden State Parkway (North & South): Take Exit 145 for Rte 280 East. Follow Rte 280 East to Exit 15 for Rte 21 South. Turn right at McCarter Hwy/Rte 21 South. Follow Rte. 21/McCarter Highway to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

SHAREHOLDERS MUST BRING THIS ADMISSION TICKET TO THE ANNUAL MEETING. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Prudential Financial, Inc. Class B Stock

This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of shareholders to be held at 2:00 p.m. on May 8, 2007.

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 9, 2007, appoints Arthur F. Ryan, Susan L. Blount, and Kathleen M. Gibson, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Class B Stock of Prudential Financial, Inc. at the Annual Meeting of shareholders to be held at 2:00 p.m. EDT, May 8, 2007, at Prudential’s Corporate Headquarters, 751 Broad Street, Newark, New Jersey, or at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card.

If no directions are given, the proxies will vote in accordance with the Board of Directors’ recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Voting Instructions

To vote using the Telephone	To vote using the Internet	To vote by Mail
(within U.S., Canada and Puerto Rico)

• Call toll free 1-800-652-VOTE (8683)	• Log on to the Internet and go to	• Complete and sign your annual meeting
(within U.S., Canada and Puerto Rico) any	www.investorvote.com	proxy card on the reverse side of this form.
time on a touch tone telephone. There is	• Follow the steps outlined on the secured website.
NO CHARGE to you for the call.		• If you prefer to attend the meeting, please
• Follow the instructions provided by the		detach and retain the Admission Ticket.
recorded message.
• Return the card in the enclosed self
addressed envelope or send it to Prudential
Financial, Inc., c/o Computershare Investor
Services, PO Box 43110, Providence, RI
02940-3110. Proxies submitted by mail must
be received by 10:00 AM EDT, May 8, 2007.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 PM EDT, May 7, 2007. THANK YOU FOR VOTING

Admission Ticket C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

000000000.000000 ext

May 8, 2007, 2:00 p.m. EDT at

Prudential’s Corporate Headquarters,

751 Broad Street, Newark, New Jersey

You can vote by telephone OR Internet!

Available 24 hours a day 7 days a week!

VOTING INSTRUCTIONS ARE LOCATED ON THE BACK OF THIS CARD

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

The Board of Directors recommends a vote FOR the Election of Directors.

1. Election of Directors:	01 - Frederic K. Becker	02 - Gordon M. Bethune	03 - Gaston Caperton	04 - Gilbert F. Casellas
	05 - James G. Cullen	06 - William H. Gray III	07 - Jon F. Hanson	08 - Constance J. Horner
	09 - Karl J. Krapek	10 - Christine A. Poon	11 - Arthur F. Ryan	12 - James A. Unruh

` Mark here to vote Mark here to WITHHOLD

FOR all nominees vote from all nominees

01	02	03	04	05	06	07	08	09	10	11	12
`	`	`	`	`	`	`	`	`	`	`	`
` For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

The Board of Directors recommends a vote FOR Proposal 2.

	For	Against Abstain
	`	`
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independentauditor for the year ending December 31, 2007.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

	C 1234567890		J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X		0 1 1	9 2 6 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#>	00NZ2K

From NJ Turnpike (North & South); George Washington Bridge; Lincoln Tunnel: Take the NJ Turnpike to Exit 15W. Take Rte. 280 West to Exit 15A-B (first exit across bridge, staying left and following ramp until reaching Rte. 21/McCarter Highway, Turn right onto Rte. 21/McCarter Highway. Follow Rte. 21 South/McCarter Highway to Edison Place. Turn right onto Edison Place. The Edison Parking Lot will be on your left.

From the Holland Tunnel (Lower Manhattan): Exit the Holland Tunnel, follow signs to Pulaski Skyway. Take the first exit marked “Downtown Newark” to Raymond Blvd to Mulberry St (three traffic lights after Amtrak overpass/Penn Station Newark). Make a left onto Mulberry St. Turn left onto Edison Place (one block after Market St). Edison Parking Lot will be on your right.

From Staten Island: Cross Goethals Bridge and follow signs to Rte 1&9 North. Proceed onto the New Jersey Turnpike North. Exit the Turnpike at 13A. After paying the toll stay to the left following signs for “Rte 1&9 North - Newark”, exiting Rte. 1 & 9 North (left side of roadway) at “Rte 21 Newark”. Follow signs to McCarter Hwy/Rte 21 Newark. Take McCarter Hwy/Rte 21 to Edison Place (approximately 2.5 miles). Make left onto Edison Place. Edison Parking Lot will be on your left.

From Route 24; Route 78 East: Take Exit 57. Follow signs to Rte 21 North. Take McCarter Hwy/Rte 21 North to Edison Place. Make left onto Edison Place. Edison Parking Lot will be on your left.

From Route 280 East: Take Exit 15 for Rte 21 South. Turn right at McCarter Hwy/Rte 21 South. Follow Rte. 21/McCarter Highway to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

From Garden State Parkway (North & South): Take Exit 145 for Rte 280 East. Follow Rte 280 East to Exit 15 for Rte 21 South. Turn right at McCarter Hwy/Rte 21 South. Follow Rte. 21/McCarter Highway to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

SHAREHOLDERS MUST BRING THIS ADMISSION TICKET TO THE ANNUAL MEETING. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Prudential Financial, Inc.

This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of shareholders to be held at 2:00 p.m. on May 8, 2007.

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 9, 2007, appoints Arthur F. Ryan, Susan L. Blount and Kathleen M. Gibson, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Common Stock of Prudential Financial, Inc. at the Annual Meeting of shareholders to be held at 2:00 p.m. EDT, May 8, 2007, at Prudential’s Corporate Headquarters, 751 Broad Street, Newark, New Jersey, or at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card.

If no directions are given, the proxies will vote in accordance with management’s recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Voting Instructions

To vote using the Telephone	To vote using the Internet	To vote by Mail
(within U.S., Canada and Puerto Rico)

• Call toll free 1-800-652-VOTE (8683)	• Log on to the Internet and go to	• Complete and sign your annual meeting
(within U.S., Canada and Puerto Rico) any	www.investorvote.com	proxy card on the reverse side of this form.
time on a touch tone telephone. There is	• Follow the steps outlined on the secured website.
NO CHARGE to you for the call.		• If you prefer to attend the meeting, please
• Follow the instructions provided by the		detach and retain the Admission Ticket.
recorded message.
• Return the card in the enclosed self
addressed envelope or send it to Prudential
Financial, Inc., c/o Computershare Investor
Services, PO Box 43110, Providence, RI
02940-3110. Proxies submitted by mail must
be received by 10:00 AM EDT, May 8, 2007.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 PM EDT, May 7, 2007. THANK YOU FOR VOTING